Exhibit 10.91

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Version: 5.01

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT

BETWEEN

Wells Fargo Bank, N.A., as buyer (“Buyer”)

The Seller identified on the Addendum, as seller (“ Seller”)

The Guarantors, if identified on the Addendum, as guarantor (“Guarantor”)

Dated as of the Effective Date set forth in the Addendum

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ANNEXES

Annex A	Financial Covenants

SCHEDULES

Schedule 1	Representations and Warranties with Respect to Purchased Mortgage Loans

EXHIBITS

Exhibit A	Officer’s Compliance Certificate

Exhibit B	Certificate of an Officer of the Seller, including a Form of Resolutions

Exhibit C	Form of Power of Attorney

Exhibit D	Form of Guaranty

Exhibit E	Form of Incumbency Certificate

Exhibit F	Form of Servicer Side Letter

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This Master Repurchase Agreement and Securities Contract is dated as of the Effective Date by and among the Buyer, the Seller and the Guarantor.

1.	Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to sell all right, title and interest (including, without limitation, the Servicing Rights (as hereinafter defined)) in and to the Mortgage Loans and, if applicable, Agency Securities (each as hereinafter defined) to Buyer in exchange for the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans and Agency Securities (if applicable) at a date certain or on demand, in exchange for the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement. All sales of Mortgage Loans from Seller to Buyer will be on a servicing-released basis. In addition, the Guarantor agrees to provide the Guaranty (as hereinafter defined) guarantying certain obligations of the Seller.

2.	Definitions

a.    Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Acceptable State” means any state, commonwealth, or federal district of the United States of America acceptable to Buyer in which the Seller is licensed to originate Mortgage Loans.

“Accepted Servicing Practices” means, with respect to any Purchased Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and, with respect to any Purchased Mortgage Loan other than a Government Mortgage Loan, serviced in accordance with Fannie Mae servicing practices and procedures, as defined in the Fannie Mae servicing guidelines (as may be amended or updated from time to time) and, with respect to Government Mortgage Loans, in accordance with HUD servicing guidelines, and in each case, as set forth in this Agreement and the Manual.

“Accounts Receivable Rate” means the interest rate set forth on the Addendum for such term.

“Act of Insolvency” means, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Addendum” means that certain Addendum hereto entered into contemporaneously with this Agreement, dated as of the Effective Date, among the Buyer, the Seller and the Guarantor, as may be amended or restated from time to time.

“Additional Covenants and Conditions” means the “Other Covenants and Conditions” and the “Financial Covenants” (to the extent that such covenants are not already specifically set forth in this Agreement), as set forth in the Addendum.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided that with respect to Seller, “Affiliate” shall mean those Persons listed as Affiliates or Subsidiaries of the Seller on the Addendum.

“Agency” means Ginnie Mae, Freddie Mac or Fannie Mae, as applicable.

“Agency Custodian” means the custodian designated in (i) the Master Ginnie Mae Custodial Agreement, (ii) the Master Fannie Mae Custodial Agreement or (iii) the Master Freddie Mac Custodial Agreement, as applicable, which will be Wells Fargo Bank, N.A. or any other Agency Custodian approved by Buyer in its sole discretion as set forth in the Addendum.

“Agency Document Custodian Manual” means, collectively, (i) the Ginnie Mae Mortgage-Backed Securities Program Document Custodian Manual as found in Appendix V-1 of the Ginnie Mae Guide, (ii) the Fannie Mae Requirements for Document Custodians or (iii) the Freddie Mac Document Custody Procedures Handbook, as applicable.

“Agency Security” means a Ginnie Mae Security, a Fannie Mae Security or a Freddie Mac Security, as applicable, and, in each case, is backed by one-to-four-family residential mortgage loans.

“Agency Security Margin” means the margin set forth in the Sublimit, Rate and Term Schedule of the Addendum for such term; provided, however, that upon the occurrence of an Event of Default, the Agency Security Margin shall automatically be increased by the Post Default Rate Margin, even if the Buyer forebears exercising any of its rights and remedies as a result of such Event of Default unless the Buyer specifically waives in writing its right to apply the Post Default Rate Margin upon the occurrence of a Default or Event of Default.

“Agency Security Purchase Commitment” means a written commitment, in form and substance satisfactory to Buyer, issued in favor of Seller by a Takeout Broker Dealer pursuant to which that Takeout Broker Dealer commits to purchase one or more Agency Securities.

“Agency Security Purchase Price” means, in the case of any Purchased Agency Security, (a) as of the Purchase Date for such Purchased Agency Security, an amount equal to the lesser of the amount requested by the Seller or the product of the Purchase Price Percentage for such Purchased Agency Security times the least of (i) the Market Value of such Purchased Agency Security, (ii) the unpaid principal balance of the underlying Purchased Mortgage Loans pooled in the Purchased Agency Security or (iii) the amount set forth on the Agency Security Purchase Commitment with respect to such Purchased Agency Security, and (b) as of any other date, the amount calculated on the Purchase Date in the preceding clause (a), (i) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 6 and applied to the Agency Security Purchase Price of such Purchased Agency Security, (ii) reduced by any Principal Payments remitted to the Collection Account and which were applied to the Agency Security Purchase Price of such Purchased Agency Security by Buyer pursuant to clause first of Section 7(b) and (iii) reduced by any payments made by Seller in reduction of the outstanding Agency Security Purchase Price, in each case before or as of such determination date with respect to such Purchased Agency Security.

“Agency Security Sublimit” means the amount set forth on the Addendum for such term.

“Aggregate Claim Threshold” means the amount set forth on the Addendum for such term.

“Aggregate Purchase Price” means the sum of (i) the Purchase Price of all Purchased Mortgage Loans subject to outstanding Transactions and (ii) the Purchase Price of all Purchased Agency Securities subject to outstanding Transactions.

“Agreement” means, collectively, this Master Repurchase Agreement and Securities Contract, the Addendum, and each Schedule and Exhibit hereto and thereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Seller or any member of Seller is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which Seller is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Tape” means a remittance report containing servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller or any Servicer for the immediately prior month or months, as applicable (or any portion thereof).

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Authorized Funds Recipient” means the entity approved by Buyer, in its sole good faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Mortgage Loan is being originated, or in the case of a Correspondent Mortgage Loan, any warehouse bank or correspondent which has been approved by Buyer, which may receive funds on behalf of Seller. Any transfer by Buyer to an Authorized Funds Recipient shall be considered a transfer of funds by Buyer to Seller.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York City during which financial institutions are authorized or required to close.

“Buyer” has the meaning set forth on the first page of this Agreement.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” means (a) any transaction or event as a result of which the Lone Star Funds, collectively, cease to own, beneficially or of record, 51% of the equity interests of Seller, (b) the sale, transfer or other disposition of all or substantially all of Seller’s assets (excluding any action taken in connection with any securitization transaction or routine sales of Mortgage Loans), or (c) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not equityholders of Seller, immediately prior to such merger, consolidation or other reorganization.

“Client Credit Underwritten Non-Agency Jumbo Loan” means a non-Agency eligible Jumbo Mortgage Loan for which the Takeout Investor has delegated the credit underwriting decision to the Seller and which complies with the Manual.

“Closing Instruction Letter” means the Closing Instruction Letter from Seller to the Authorized Funds Recipient, in a form substantially similar to the form provided in the Manual, as the same may be modified, supplemented and in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” means the documents in the Mortgage File delivered to the Custodian.

“Collection Account” means one or more accounts identified on the Addendum and established by or on behalf of the Servicer or Seller for the benefit of Buyer or assigned to the Buyer, into which all collections and proceeds on or in respect of the Purchased Assets shall be deposited by Servicer or Seller and subject to a Collection Account Control Agreement.

“Collection Account Control Agreement” means a blocked account agreement providing the Buyer with control at all times over the Collection Account.

“Combined Loan-to-Value Ratio” or “CLTV” means with respect to any Mortgage Loan, the ratio of (i)(a) the original outstanding principal amount of the Mortgage Loan, plus (b) the unpaid principal balance of any related subordinate mortgage loan or loans secured by the Mortgaged Property, to (ii) the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

“Conforming Mortgage Loan” means a first lien mortgage loan originated in accordance with the most recently published underwriting and eligibility criteria of Fannie Mae or Freddie Mac for purchase of mortgage loans, as determined by Buyer in its sole discretion.

“Cooperative Corporation” means with respect to any Cooperative Mortgage Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Mortgage Loan” means a mortgage loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Mortgage Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including, without limitation, the land, separate dwelling units and all common elements.

“Cooperative Shares” means, with respect to any Cooperative Mortgage Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Mortgage Loan, a specific unit or apartment in a Cooperative Project.

“Correspondent Mortgage Loan” means a mortgage loan purchased from a licensed mortgage lender who is approved by the Seller and for which Seller does not appear as the lender on the Mortgage Note.

“Cross Default Threshold” means the amount set forth on the Addendum for such term.

“Custodial Agreement” means either or both, as the context in the Agreement requires: (a) the custodial agreement between Buyer and Wells Fargo Bank, National Association, as Custodian, as the same may be amended from time to time, of (b) such other custodial agreement, among Seller, Buyer and a Custodian, as the same may be amended from time to time. For the avoidance of doubt, each Purchased Mortgage Loan shall be subject to only one Custodial Agreement at any time.

“Custodian” means any of, as the context requires, (a) Wells Fargo Bank, National Association, or (b) such other party identified on the Addendum and agreed to by Buyer and, prior to an Event of Default, Seller.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delivery Date” means any day on which the Buyer, Seller or an agent of the Seller delivers a Mortgage File to the Custodian.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” means the date set forth on the Addendum.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Seller, Servicer (if applicable), MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor thereto.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which, together with Seller, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and regulations thereunder with respect to any Plan (excluding those for which the thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 303 of ERISA with respect to any Plan or the failure to timely make a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Plan pursuant to Section 4041 of ERISA of a notice of intent to terminate such plan in a distress termination described under Section 4041(c ) of ERISA; (iv) the imposition on Seller or any Affiliate of any liability (including any contingent liability) to or on account of any Plan pursuant to Section 4062, 4063, 4064, 4201 or 4104 of ERISA; (v) the institution by the PBGC of proceedings for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability on Seller or any Affiliate pursuant to Section 4062 or 4069 of ERISA pursuant to Section 4212 of ERISA; (vii) the receipt by Seller or its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA and (ix) the imposition of a lien pursuant to Section 430(k) of the Code with respect to a Plan.

“Errors and Omissions Insurance Policy” means, if applicable, an errors and omissions insurance policy to be maintained by the Seller pursuant to Section 13(e) hereof.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 14 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Buyer or required to be withheld or deducted from a payment to a Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Buyer being organized under the laws of, or having its principal office or, in the case of any Buyer, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer with respect to an applicable interest in this Agreement pursuant to a law in effect on the date on which (i) such Buyer acquires such interest in the Agreement or (ii) such Buyer changes its lending office, except in each case (x) to the extent that, pursuant to Section 10, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed its lending office or (y) such Buyer acquires such interest or changes its lending office after and during the continuation of an Event of Default, (c) Taxes attributable to such Buyer’s failure to comply with section 10(i) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association or any successor thereto.

“Fannie Mae Guide” means, together, the Fannie Mae MBS Selling Guide and the Fannie Mae Servicing Guide, as such guides may hereafter from time to time be amended.

“Fannie Mae Security” means a mortgage-backed security received in exchange for mortgage loans sold by the Seller to Fannie Mae and issued by Fannie Mae.

“Fannie Mae Seller” means a business organization that is approved to sell mortgages to, and service on behalf of, Fannie Mae.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Book Account” means the securities clearing account identified on the Addendum owned by the Buyer.

“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract, or eligible for such FHA Mortgage Insurance Contract and will be submitted for such contract immediately after its origination.

“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA with respect to the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time, and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance Policy” means, if applicable, a fidelity insurance policy to be maintained by the Seller pursuant to Section 13(e) hereof.

“Financial Covenants” means the covenants set forth on Annex A to this Agreement and the “Financial Covenants” (to the extent that such covenants are not already specifically set forth in this Agreement) set forth in the Addendum.

“Foreign Buyer” means a Buyer that is not a U.S. Person.

“Freddie Mac” means Freddie Mac, the government sponsored enterprise formerly known as the Federal Home Loan Mortgage Corporation or any successor thereto.

“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

“Freddie Mac Security” means a mortgage-backed security received in exchange for mortgage loans sold by the Seller to Freddie Mac and issued by Freddie Mac.

“Freddie Mac Seller” means a business organization that is approved to sell mortgages to, and service on behalf of, Freddie Mac.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“Ginnie Mae” means the Government National Mortgage Association and any successor thereto.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, including the Ginnie Mae Document Custodian Manual, as such Ginnie Mae Guide may hereafter from time to time be amended.

“Ginnie Mae Issuer” or the “Issuer” means a business organization that, having met certain criteria, has been approved to issue securities guaranteed by Ginnie Mae and service the mortgage loans related to such securities.

“Ginnie Mae Security” means a mortgage-backed security issued by the Seller for which the timely payment of principal and interest is guaranteed by Ginnie Mae.

“Governing Documents” means, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, memorandum and articles of association, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, together with any amendments, restatement or supplements thereto.

“Government Mortgage Loan” means a first lien mortgage loan originated in accordance with the criteria of USDA, FHA, VA or other Governmental Authority for purchase of mortgage loans, including, without limitation, USDA Mortgage Loans, FHA Loans and VA Loans, as determined by Buyer in its sole discretion.

“Governmental Authority” means any (a) nation or government, any state or other political subdivision thereof, (b) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi-judicial, quasi-legislative, regulatory or administrative functions or powers of or pertaining to government, (c) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (d) stock exchange on which shares of stock of such Person are listed or admitted for trading or (e) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor”, if applicable, has the meaning set forth in the Guaranty Addendum.

“Guaranty” means, if applicable, the guaranty in the form of Exhibit D hereto, as supplemented by the Guaranty Addendum, of each Guarantor dated as of the date set forth on the Guaranty Addendum as the same may be amended from time to time, pursuant to which each Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder.

“Guaranty Addendum” means that certain addendum to the Guaranty, if applicable, dated as of the date set forth therein, between the Buyer and the Seller.

“Guide” means, collectively, (i) the Ginnie Mae Guide, (ii) the Fannie Mae Guide or (iii) the Freddie Mac Guide, as applicable and including the applicable Agency Document Custodian Manual, as such Guide may hereafter from time to time be amended.

“High Cost Mortgage Loan” means a mortgage loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost,” “threshold,” “covered,” “abusive,” “high risk” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” means the U.S. Department of Housing and Urban Development.

“Income” means with respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Purchased Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Purchased Asset): (a) all Principal Payments, (b) all Interest Payments, (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including prepayment fees, extension fees, exit fees, any rental payments, if any, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds, (d) all payments received from hedge counterparties pursuant to interest rate protection agreements related to such Purchased Mortgage Loans; and (e) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof; provided, that any amounts that under the applicable Mortgage Loan Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Mortgage Loan Documents, (ii) the holder of the related Purchased Mortgage Loan has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Mortgage Loan Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Mortgage Loan Documents.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than performance-based deferred purchase price (i.e. earn-out obligations) that are not recognized as liabilities on Seller’s balance sheet, trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness to others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements, early purchase agreements, or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) to the extent not already included in clauses (a) through (i) above, any amounts either existing or reported on the financial statements of Seller, that Buyer determines are obligations of such Person that should be included as “Indebtedness” hereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under the Agreement, and (b) to the extent not otherwise described in (a), Other Taxes.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Index Floor” means the rate set forth on the Addendum for such term.

“Individual Claim Threshold” means the amount set forth on the Addendum for such term.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Payments” means with respect to any Purchased Asset, all payments of interest, and any other collections and distributions received from time to time in connection with any such Purchased Asset.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, interest rate lock agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.

“IRS” means the United States Internal Revenue Service.

“Judgment Threshold” means the amount set forth on the Addendum for such term.

“Jumbo Mortgage Loan” means a mortgage loan with an original unpaid principal amount in excess of the lesser of the applicable conventional conforming loan limits set by Fannie Mae and Freddie Mac.

“Key Personnel” means the people or positions set forth on the Addendum for such term.

“LIBOR” means the rate determined on the first (1st) Business Day of each week by Buyer on the basis of the offered rate for one-month or three-month (as set forth on the Addendum) U.S. dollar deposits, as such rate appears on Bloomberg Screen US0001M Page, as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/8%); provided, that if such rate does not appear on Bloomberg Screen US0001M Page, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller; provided, further, that if Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, then Buyer shall provide Seller with prompt notice thereof and Buyer shall use such other comparable rate that is being used in the relevant market until otherwise communicated to Seller. Notwithstanding anything to the contrary herein, Buyer shall have the option in its sole discretion, to re-set LIBOR on a daily basis.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Margin” means the loan margin for the applicable Mortgage Loan set forth in the Sublimit, Rate and Term Schedule of the Addendum; provided, however, that upon the occurrence of a Default or Event of Default, the Loan Margin shall automatically be increased by the Post Default Rate Margin, even if the Buyer forebears exercising any of its rights and remedies as a result of such Default or Event of Default unless the Buyer specifically waives in writing its right to apply the Post Default Rate Margin upon the occurrence of a Default or Event of Default.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

“Lone Star Funds” means Lone Star Funds and its Affiliates.

“Manual” has the meaning set forth in Section 17 hereof.

“Manufactured Home” means any dwelling unit built on a permanent chassis and attached to a permanent foundation system.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deadlines” has the meaning specified in Section 6(c) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its sole discretion, and with respect to any Purchased Agency Security as of any date of determination the fair market value of such Purchased Agency Security on such date as determined by Buyer (or an Affiliate thereof) in its sole discretion; provided, however, that the methodology for such determination is consistent with Wells Fargo Securities, LLC’s determination with respect to its own portfolio of mortgage loans or agency securities, to which such a determination would be applicable. Without limiting the generality of the foregoing, Seller acknowledges that the Market Value of a Purchased Mortgage Loan or Purchased Agency Security may be reduced to zero by Buyer if:

(i)    a breach of any representation, warranty or covenant made by Seller set forth in Sections 12(a)(14), 12(a)(15), 12(a)(17), 12(a)(20), 12(a)(24), 13(d), 13(f), 13(h), 13(i), 13(m), 13(bb), 13(ii), 13(ll) or on Schedule 1 of this Agreement with respect to such Purchased Mortgage Loan or Purchased Agency Security has occurred and is continuing;

(ii)    such Purchased Mortgage Loan is or becomes a Sub-Performing Mortgage Loan;

(iii)    such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement for a period in excess of ten (10) days for a servicing-related issue or twenty (20) days if provided under a bailee letter;

(iv)    such Purchased Mortgage Loan has been subject to a Transaction hereunder for a period of greater than the Maximum Transaction Duration identified on the Addendum for such Purchased Mortgage Loan or such Purchased Agency Security has been subject to a Transaction hereunder for a period greater than the Maximum Transaction Duration identified on the Addendum for Purchased Agency Securities; provided, however, that in no event shall a Purchased Mortgage Loan or Purchased Agency Security be subject to a Transaction for greater than 364 days;

(v)    such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Mortgage File has not been delivered to the Custodian on or prior to the Wet-Ink Mortgage Loan Document Receipt Date after the related Purchase Date;

(vi)    such Purchased Mortgage Loan is no longer acceptable for purchase by a Takeout Investor under any of the flow purchase or conduit programs for which Seller has been approved, or a Takeout Investor conditions the purchase of such Purchased Mortgage Loan and, in each case, in Buyer’s sole determination, such ineligibility or conditions demonstrate an impairment of the marketability of such Purchased Mortgage Loan, or, if such Purchased Mortgage Loan has not been offered to a Takeout Investor, Buyer determines that there is a flaw in such Purchased Mortgage Loan which materially impacts the marketability of such Purchased Mortgage Loan; provided, that, in the case of a Purchased Mortgage Loan that has not been offered to a Takeout Investor, if Buyer determines that there is a flaw that materially impacts the marketability of such Purchased Mortgage Loan, Buyer shall notify Seller of such flaw and allow the Seller two (2) Business Days to cure such flaw if, in Buyer’s sole determination, allowing Seller time to cure such flaw does not materially impact Buyer’s interests in, or marketability of, such Purchase Mortgage Loan;

(vii)    when the Purchase Price for a Purchased Mortgage Loan is added to other Purchased Mortgage Loans that are of the same type of Mortgage Loan, the aggregate Purchase Price of all such type of Purchased Mortgage Loans exceeds the applicable Sublimit for such type of Mortgage Loans;

(viii)    when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Purchased Mortgage Loans exceeds the Maximum Aggregate Purchase Price;

(ix)    when the Purchase Price for such Purchased Agency Security is added to other Purchased Agency Securities, the aggregate Purchase Price for all Purchased Agency Securities exceeds the Agency Security Sublimit;

(x)    when the Purchase Price for such Purchased Mortgage Loan or such Purchased Agency Security, as applicable, is added to other Purchased Assets, the Aggregate Purchase Price of all Purchased Assets exceeds the Maximum Aggregate Purchase Price;

(xi)    such Purchased Agency Security is no longer acceptable for purchase by a Takeout Broker Dealer under any of the flow purchase or conduit programs for which Seller has been approved, or a Takeout Broker Dealer conditions the purchase of such Agency Security and, in each case, in Buyer’s sole determination, such ineligibility or conditions demonstrate an impairment of the marketability of such Purchased Agency Security, or, if such Purchased Agency Security has not been offered to a Takeout Broker Dealer, Buyer determines that there is a flaw in such Purchased Agency Security which materially impacts the marketability of such Purchased Agency Security; provided, that, in the case of a Purchased Agency Security that has not been offered to a Takeout Broker Dealer, if Buyer determines that there is a flaw that materially impacts the marketability of such Purchased Agency Security, Buyer shall notify Seller of such flaw and allow the Seller two (2) Business Days to cure such flaw if, in Buyer’s sole determination, allowing Seller time to cure such flaw does not materially impact Buyer’s interests in, or marketability of, such Purchase Agency Security; or

(xii)    such Purchased Mortgage Loan is not in compliance with all Requirements of Law and such non-compliance adversely impacts the Market Value or enforceability of such Purchased Mortgage Loan.

“Master Agency Custodial Agreement” means (i) the Master Fannie Mae Custodial Agreement, (ii) the Master Freddie Mac Custodial Agreement or (iii) the Master Ginnie Mae Custodial Agreement, as applicable.

“Master Fannie Mae Custodial Agreement” means Fannie Mae Form 2003.

“Master Freddie Mac Custodial Agreement” means Freddie Mac Form 1035.

“Master Ginnie Mae Custodial Agreement” means form HUD-11715.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Seller or any Affiliate of Seller; (b) a material impairment of the ability of Seller to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller.

“Maximum Aggregate Purchase Price” means the amount set forth on the Addendum for such term, which on any date of determination, shall equal the sum of the Maximum Committed Amount and Maximum Uncommitted Amount.

“Maximum Committed Amount” means the amount set forth on the Addendum for such term.

“Maximum Transaction Duration” means the number of days that a Purchased Mortgage Loan or Purchased Agency Security can be subject to a Transaction as set forth on the Sublimit, Rate and Term Schedule of the Addendum.

“Maximum Uncommitted Amount” means the amount set forth on the Addendum for such term.

“MBS Sweep Mortgage Loan” means a Conforming Mortgage Loan or a Government Mortgage Loan originated or purchased by Seller, which prior to being subject to a Transaction was purchased or financed by a third-party’s facility, and such mortgage loan received a pre-certification from the Custodian certifying that such loan is eligible, pursuant to Buyer’s published guidelines for such loans, as a “MBS Sweep Mortgage Loan” for sale to an Agency in exchange for an Agency Security.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Designated Mortgage Loan” means a mortgage loan for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedures Manual and (b) the Seller has designated or shall promptly designate the Seller as the servicer or subservicer in the MERS System.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“MOM Mortgage Loan” means any mortgage loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such mortgage loan and its successors and assigns.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and in the form set forth in the Manual.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any fixed or floating rate, one-to-four-family residential mortgage loan that is evidenced by a Mortgage Note and secured by a Mortgage; provided, however, that such mortgage loan will only be considered a “Mortgage Loan” for the purposes of this Agreement if such mortgage loan is of the type listed on the Sublimit, Rate and Term Schedule of the Addendum under the heading “Mortgage Loans” which may include the following types of mortgage loans: Conforming Mortgage Loan, Cooperative Mortgage Loan, Correspondent Mortgage Loan, Government Mortgage Loan, Jumbo Mortgage Loan, MBS Sweep Mortgage Loan, Specialized Mortgage Loan, Retail Mortgage Loan or Wholesale Mortgage Loan. If a type of mortgage loan is not listed in the Sublimit, Rate and Term Schedule of the Addendum, such types of mortgage loans shall not be purchased by the Buyer hereunder and the sublimit, pricing and purchase price categories shall be inapplicable.

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to the Custodian.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) the schedule attached to the Manual or (b) a computer tape or other electronic medium generated by Seller and delivered to Buyer and Custodian, which provides information (including, without limitation, the information in the schedule attached to the Manual) relating to the Purchased Mortgage Loans in a format acceptable to Buyer.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property (and with respect to any Cooperative Mortgage Loan, the Cooperative Unit) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is a multiemployer plan as defined in Section 3(37) of ERISA to which the Seller or any of its ERISA Affiliates makes or is obligated to make contributions or to which the Seller or any of its ERISA Affiliates within the last six (6) preceding plan years has made or been obligated to make contributions.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

“NRSRO” means a nationally recognized statistical rating organization.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Repurchase Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Assets or Buyer’s interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Assets, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Compliance Certificate” means a certificate of a Responsible Officer of Seller in the form of Exhibit A hereto.

“Other Connection Taxes” means, with respect to any Buyer, Taxes imposed as a result of a present or former connection between such Buyer and the jurisdiction imposing such Tax (other than connections arising from such Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced Agreement, or sold or assigned an interest in the Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Affiliate Transaction” means each of the following, in each case only so long as no Default or Event of Default exists and is continuing or would exist as a result of the consummation of such transaction, and only to the extent not prohibited by Requirements of Law; (i) the payment of reasonable, market-rate fees and expenses to Hudson Advisors LLC (“Hudson”) or any of its Affiliates on account of services actually performed by Hudson or its Affiliates for Seller’s benefit, (ii) any financing transaction (a) with any direct or indirect parent of Seller, (b) with any Affiliate of a direct or indirect parent of Seller, or (c) with any Subsidiary of Seller that is a special purpose entity created for the purpose of such financing, and (iii) any transaction between Seller and any Subsidiary of Seller involving an amount due to or from Seller not to exceed $[***].

“Person” means an individual, partnership (general, limited or otherwise), corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA other than a Multiemployer Plan to which the Seller or any of its ERISA Affiliates makes or is obligated to make contributions or to which the Seller or any of its ERISA Affiliates within the last six (6) preceding plan years has made or been obligated to make contributions.

“Post Default Rate Margin” means the percentage set forth on the Addendum for such term.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Pricing Rate” means a rate per annum equal to the greater of (A) Index Floor or (B) LIBOR, plus (1) the applicable Loan Margin for such Purchased Mortgage Loan or (2) the Agency Security Margin with respect to Transactions the subject of which are Purchased Agency Securities. The Pricing Rate shall change in accordance with LIBOR, and shall be reset on the first (1st) Business Day of each week that a Purchased Mortgage Loan or Purchased Agency Security is subject to a Transaction.

“Principal Payments” means for any Purchased Asset, all payments and prepayments of principal received and applied as principal toward the Purchase Price for such Purchased Asset, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure.

“Processing Agent” shall mean each such Person so designated pursuant to Section 13(jj) hereof.

“Professional Liability Insurance Policy” means, if applicable, a professional liability insurance policy to be maintained by the Seller pursuant to Section 13(e) hereof.

“Program Agreements” means, collectively, the Servicing Agreement, if any, the Servicer Side Letter, if any, the Custodial Agreement, this Agreement, the Collection Account Control Agreement, the Seller’s Clearing Account Control Agreement, the Reserve Account Control Agreement, the Electronic Tracking Agreement, if any, the Guaranty, if any, and any other agreements entered into in connection herewith between the Buyer and the Seller.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Confirmation” means a confirmation of a Transaction, in the form attached to the Manual.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Mortgage Loans or Purchased Agency Securities, as applicable, are sold by Seller to the Buyer hereunder.

“Purchase Price” means, (a) with respect to any Purchased Agency Security, the Agency Security Purchase Price, and (b) in the case of any Purchased Mortgage Loan, (i) as of the Purchase Date for such Purchased Mortgage Loan, an amount equal to the lesser of the amount requested by the Seller or the product of the Purchase Price Percentage for such Purchased Mortgage Loan times the least of (A) the Market Value of such Purchased Mortgage Loan, (B) the unpaid principal balance of such Purchased Mortgage Loan, (C) the amount set forth on the Takeout Commitment (if applicable) with respect to such Purchased Mortgage Loan, or (D) the Seller’s Acquisition Price, and (ii) as of any other date, the amount calculated on the Purchase Date in the preceding clause (i), (A) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 6 and applied to the Purchase Price of such Purchased Mortgage Loan, (B) reduced by any Principal Payments remitted to the Collection Account and which were applied to the Purchase Price of such Purchased Mortgage Loan by Buyer pursuant to clause first of Section 7(b) and (C) reduced by any payments made by Seller in reduction of the outstanding Purchase Price, in each case before or as of such determination date with respect to such Purchased Mortgage Loan.

“Purchase Price Percentage” means, the maximum allowable percentage determined by Buyer for a Purchased Mortgage Loan or Purchased Agency Security, as applicable, as set forth in the Sublimit, Rate and Term Schedule of the Addendum. The Purchase Price Percentage may be reduced to zero for any Mortgage Loan that becomes an ineligible Mortgage Loan in accordance with the definition of Market Value and as otherwise set forth in the Manual.

“Purchased Agency Securities” means the collective reference to Agency Securities sold by Seller to Buyer in a Transaction hereunder.

“Purchased Assets” means the Purchased Mortgage Loans, the Records, and all related Servicing Rights, the Purchased Agency Securities, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans or the Purchased Agency Securities), any Mortgaged Property relating to the Purchased Mortgage Loans or the Purchased Agency Securities, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts (if any) and VA Loan Guaranty Agreements (if any), Income, all amounts in the Collection Account, all amounts in the Seller’s Clearing Account and the Reserve Account, and any account to which such amount is deposited, Interest Rate Protection Agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the

Purchased Assets, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans sold by Seller to Buyer in a Transaction hereunder, listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans the Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Servicer or any other person or entity with respect to a Purchased Mortgage Loan and/or Purchased Agency Security. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan, the Purchased Agency Security and any other instruments necessary to document or service a Mortgage Loan.

“Release of Security Interest” means form HUD-11711A, Fannie Mae Form 2004A, Freddie Mac Form 996 or Freddie Mac Form 996E, as applicable.

“Reporting Date” means the fifth (5th) day of each month or, if such day is not a Business Day, the next succeeding Business Day or such other time period set forth in the Addendum for such term.

“Reporting Period” means the time period set forth in the Addendum for such term.

“Repurchase Date” means the date occurring on the earliest of (i) the Termination Date, (ii) the date determined by application of Section 15 hereof, (iii) any date determined by application of the respective Maximum Transaction Duration, (iv) any other date communicated by either Seller or Buyer to the other party in accordance with the terms of this Agreement, (v) any date determined by application of Section 7(d) hereof or (vi) any other date communicated by Buyer to Seller in connection with a Margin Deficit as set forth in Section 6(b) hereof.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, on the Repurchase Date or at any other time specified in this Agreement, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price for such Purchased Assets and the accrued but unpaid Price Differential as of the date of such determination and any fees and expenses charged by the Buyer and payable by the Seller as set forth on the Addendum and all other fees and expenses actually incurred by the Buyer.

“Required Insurance Amount” means the amount set forth on the Addendum for such term.

“Required Insurance Policy” means any Fidelity Insurance Policy, Errors and Omissions Insurance Policy, Professional Liability Insurance Policy or any other insurance policy that may be required by Buyer, in each case, as set forth in the Addendum.

“Requirements of Law” means, with respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including environmental laws, ERISA, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.

“Reserve Account” means an account established at Wells Fargo Bank, N.A. or one of its Affiliates, in the name of the Person set forth on the Addendum and subject to a Reserve Account Control Agreement with Buyer which shall at all times contain a balance at least equal to the Reserve Account Threshold, as such amount may be adjusted from time to time by Buyer in its sole discretion, and subject to set off by Buyer with respect to any Obligations.

“Reserve Account Control Agreement” means a blocked account agreement providing the Buyer with control at all times over the Reserve Account.

“Reserve Account Threshold” means the amount set forth on the Addendum for such term.

“Responsible Officer” means as to any Person, the chief executive officer, president, general partner, managing member, non-member manager, or, with respect to financial matters, the chief financial officer of such Person, or if such positions do not exist, any such similar positions.

“Retail Mortgage Loan” means a mortgage loan originated by the Seller for which the Seller took the borrower’s loan application, and for which Seller appears as the lender on the Mortgage Note.

“Sanction” or “Sanctions” means individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over Seller or any of its Affiliates.

“Sanctioned Target” or “Sanctioned Target” means any Person, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be the target of any Sanctions based upon the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Seller” has the meaning set forth on the Addendum.

“Seller’s Account for Remittance” means an account identified on the Addendum and established in the name of Seller into which Buyer will remit funds in accordance with Section 8 hereof.

“Seller’s Acquisition Price” means the price that the Seller paid a third party for a Mortgage Loan in the event that the Seller did not originate such Mortgage Loan.

“Seller’s Clearing Account” means an account identified on the Addendum and established at Wells Fargo Bank, N.A. or one of its Affiliates, in the name of Seller and subject to a Seller’s Clearing Account Control Agreement with Buyer or another insured financial institution, into which certain amounts shall be deposited or withdrawn, which shall at all times contain a balance at least equal to the Seller’s Clearing Account Threshold, as such amount may be adjusted from time to time by Buyer in its sole discretion, and subject to set off by Buyer with respect to any Obligations.

“Seller’s Clearing Account Control Agreement” means a blocked account agreement providing the Buyer with control at all times over the Seller’s Clearing Account.

“Seller’s Clearing Account Threshold” means the amount set forth on the Addendum for such term; if no such amount is specified on the Addendum then such amount is zero.

“Servicer” means any servicer approved by Buyer in its sole discretion to service Purchased Mortgage Loans on behalf of Buyer, which may be Seller or such other third party as set forth on the Addendum that has executed a Servicing Agreement.

“Servicer Side Letter” has the meaning set forth in Section 11(d) hereof.

“Servicing Agreement” means a separate written agreement with a third party servicer to service the Purchased Mortgage Loans.

“Servicing Rights” means contractual, possessory or other rights of the Seller or any third party servicer to administer or service the Purchased Mortgage Loans, including, without limitation, the right to collect Monthly Payments.

“Settlement Account” means one or more accounts established at Wells Fargo Bank, N.A. or one of its Affiliates, by and in the name of the Buyer, into which (i) all Income shall be deposited or transferred from the Collection Account; (ii) the Takeout Investor remits funds pursuant to the Takeout Commitment (if applicable); and (iii) the Takeout Broker Dealer remits funds pursuant to the Agency Security Purchase Commitment.

“Shipment Order” means an electronically transmitted request for shipment of Collateral Documents, substantially in the form attached to the Custodial Agreement.

“Specialized Mortgage Loan” has the meaning set forth in the Addendum.

“Sublimit” means the limit for the applicable Mortgage Loan type set forth in the Sublimit, Rate and Term Schedule of the Addendum. For a Purchased Mortgage Loan that is a Wet-Ink Mortgage Loan, such Mortgage Loan shall be subject to both the Sublimit for a Wet-Ink Mortgage Loan and the Sublimit applicable to such Mortgage Loan type. For a Purchased Mortgage Loan that is a Cooperative Mortgage Loan, such Mortgage Loan shall be subject to the Sublimit for a Wet-Ink Mortgage Loan, Conforming Mortgage Loan or Jumbo Mortgage Loan, as applicable.

“Sublimit, Rate and Term Schedule” means Schedule 3 of the Addendum.

“Sub-Performing Mortgage Loan” means a mortgage loan that is or has been more than thirty (30) days contractually past due.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Broker Dealer” means any broker dealer pre-approved in writing by Buyer, in its sole discretion, to purchase mortgage backed securities from Seller and who issues an Agency Security Purchase Commitment relating to an Agency Security. Takeout Broker Dealers approved by Buyer may be listed in the Manual or specifically approved in an electronic communication sent by Buyer to Seller.

“Takeout Commitment” means a written commitment, in form and substance satisfactory to Buyer, issued in favor of Seller by a Takeout Investor pursuant to which such Takeout Investor commits to purchase one or more Mortgage Loans. The Takeout Commitment may take the form of (1) a “clear to close” approval from the Takeout Investor confirming that such specific Mortgage Loans are approved for purchase by the Takeout Investor, (2) an automatic underwrite system “AUS” with a Seller internal clear to close per delegated authorities of the Takeout Investor, (3) a mortgage insurer clear to close per delegated authorities of the Takeout Investor, (4) a clear to close approval issued by an FHA Direct Endorsement underwriter, or (5) another form approved by Buyer as set forth on the Addendum.

“Takeout Investor” means any investor pre-approved in writing by Buyer, in its sole discretion, to purchase Mortgage Loans from Seller and who issues a Takeout Commitment relating to a Mortgage Loan. Takeout Investors approved by Buyer are listed in an electronic form by the Buyer or electronically submitted by the Seller to the Buyer.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning set forth on the Addendum; provided, however, that in the case of an Event of Default hereunder, the date immediately upon which such Event of Default has occurred.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request from Seller to Buyer to enter into a Transaction, submitted through Buyer’s on-line warehouse loan system.

“Transmittal Letter” means a letter describing a Purchased Mortgage Loan delivered or to be delivered to the Custodian hereunder, in the form attached to the Custodial Agreement.

“Trust Receipt” means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

“UCC” means the Uniform Commercial Code as in effect on the Effective Date in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Underwriting Guidelines” means the standards, procedures and guidelines of the Seller for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Seller.

“USDA” means the United States Department of Agriculture.

“USDA Mortgage Loan” means a mortgage loan which is guaranteed by the USDA evidenced by a loan guaranty certificate.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Treasury Security” means a negotiable debt obligation issued by the U.S. government for a specific amount and maturity, with any related income being exempt from state and local tax income tax.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or which is eligible for such VA Loan Guaranty Agreement and will be submitted for such loan guaranty certificate immediately after its origination, or a Mortgage Loan which is a vender loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request, (b) the Mortgage Loan Schedule and (c) any other documents required by the Manual.

“Wet-Ink Mortgage Loan” means a mortgage loan for which the Trust Receipt has not been issued as of the Purchase Date.

“Wet-Ink Mortgage Loan Document Receipt Date” means the date that the Custodian receives the Mortgage Loan Documents for a Wet-Ink Mortgage Loan which shall in no event be later than the date set forth on the Addendum.

“Wholesale Mortgage Loan” means a mortgage loan which was submitted to Seller by a mortgage broker who is not an employee of Seller, but for which Seller’s funds were used as the Mortgage Loan proceeds at the closing, and for which Seller appears as the lender on the Mortgage Note.

b.    Headings are for convenience only and do not affect interpretation. The singular includes the plural and conversely. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a Section, Subsection, Paragraph, Subparagraph, Clause, Addendum, Annex, Schedule or Exhibit is, unless otherwise specified, a reference to a Section, Subsection, Paragraph, Subparagraph or Clause of, or Addendum, Annex, Schedule or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries.

3.	Program; Initiation of Transactions

a.    From time to time (i) up to an amount not to exceed the Maximum Committed Amount, and provided Seller has satisfied all of the conditions precedent set forth in Section 9(b) at all times any Mortgage Loans or Agency Securities, as applicable, are subject to Transactions, Buyer agrees to purchase from Seller (A) all right, title and interest in and to certain Mortgage

Loans (including, without limitation, the Servicing Rights) that have been either originated by Seller or, if approved by Buyer, purchased by Seller from other originators, which Mortgaged Loans shall also have met requirements set forth in the Addendum and for which the Seller has made the representations and warranties set forth on Schedule 1 hereto, and (B) all right, title and interest in and to certain Agency Securities, and (ii) Buyer may, in the sole discretion of Buyer, purchase additional Purchased Assets from Seller up to the Maximum Uncommitted Amount, including, (A) all right, title and interest in and to certain Mortgage Loans (including, without limitation, the related Servicing Rights) that have been either originated by Seller or, if approved by Buyer, purchased by Seller from other Qualified Originators and (B) all right, title and interest in and to certain Agency Securities; provided, however that Buyer shall not have any obligation to enter into any Transaction with Seller that will cause the Aggregate Purchase Price of Purchased Assets then subject to Transactions hereunder to exceed the Maximum Aggregate Purchase Price or the aggregate type of Transactions outstanding at any one time to exceed the applicable limits set forth herein or in the Addendum. The Mortgage Loans shall be sold on a servicing-released basis. This Agreement is a commitment by Buyer to enter into Transactions with Seller for an aggregate amount up to the Maximum Committed Amount; provided, that Buyer shall have no obligation to enter into Transactions in respect of the Maximum Uncommitted Amount (in whole or in part). Except as otherwise provided in the preceding sentence, this Agreement is not a commitment by Buyer to enter into Transactions with Seller in respect of the Maximum Uncommitted Amount but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. All Transactions hereunder shall be first deemed committed up to the Maximum Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Maximum Uncommitted Amount. All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines, and shall be serviced by Servicer on the behalf of Buyer. The Aggregate Purchase Price shall not exceed the Maximum Aggregate Purchase Price.

b.    With respect to each Transaction, Seller shall provide notice of a proposed sale and comply with the procedures set forth in the Manual. Following receipt of such request, Buyer may enter into such requested Transaction or may notify Seller of its intention not to enter into such Transaction for any reason; provided that, if (i) no Default or Event of Default has occurred and is continuing or is likely to occur and (ii) the applicable conditions precedent set forth in Section 9(b) have been satisfied, then Buyer agrees, in accordance with Section 3(a), from time to time during the term of this Agreement to purchase Mortgage Loans and Agency Securities the aggregate Purchase Price for which does not exceed the Maximum Committed Amount. In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller may either (i) give Buyer written or electronic authority to correct the computer data, reformat the Mortgage Loans or properly align the computer fields or (ii) correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein.

In the event that the Seller gives Buyer authority to correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields, the Seller shall pay an amount set forth in the fee schedule attached to the Manual and any other direct expenses incurred by Buyer; provided, that upon thirty (30) days’ prior written notice to the Seller, Buyer may change such computer correction fee. The Seller shall hold Buyer harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein.

In the event that Seller requires the return of any Collateral Documents, upon its execution of a release pursuant to the terms of the Custodial Agreement, the Buyer may authorize the Custodian to deliver any Collateral Documents to the Seller for correction. The Seller shall be fully liable for any failure or delay in the return or handling of any documents delivered to the Seller in accordance with the terms of such release.

c.    Upon the satisfaction of the applicable conditions precedent set forth in Section 9 hereof, all of Seller’s right, title and interest in the Purchased Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Seller or through the transfer of the Purchase Price to an Authorized Funds Recipient. The Purchased Assets shall be sold by the Seller to the Buyer on a servicing-released basis. In the event that Seller requests that the Buyer remit by wire transfer an amount in excess of the Purchase Price in connection with the purchase of any Purchased Assets, such excess amount shall be remitted from the Seller’s Clearing Account to the Buyer, provided that such remittance does not leave the Seller’s Clearing Account with less than the Seller’s Clearing Account Threshold. Upon transfer of the Purchased Assets to Buyer as set forth in this Section 3 and until termination of any related Transactions as set forth in Sections 4 or 15 of this Agreement, ownership of each Purchased Asset, including each document in the related Mortgage File and Records, is vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement, record title in the name of Seller to each Purchased Mortgage Loan shall be retained by Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Purchased Mortgage Loans.

d.    With respect to each Wet-Ink Mortgage Loan, by no later than 12:00 noon (New York City time) on the Wet-Ink Mortgage Loan Document Receipt Date following the applicable Purchase Date, Seller shall deliver or cause the related Authorized Funds Recipient to deliver to the Custodian the remaining documents in the Mortgage File.

4.	Repurchase

a.    Seller shall repurchase the related Purchased Assets from Buyer on each related Repurchase Date at the Repurchase Price. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Asset on each Repurchase Date except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Assets from Buyer or its designee (including the Custodian) at Seller’s expense on the related Repurchase Date.

b.    Provided that no Event of Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Assets, Buyer agrees to release its ownership interest hereunder in the Purchased Assets. With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller agrees to (i)

immediately provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Buyer, within two (2) Business Days, the Repurchase Price with respect to such Purchased Mortgage Loans and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

c.    Seller shall repurchase the related Purchased Agency Securities from Buyer on each related Repurchase Date at the Repurchase Price so long as the Purchased Agency Securities remain on the Buyer’s Federal Book Account and have not previously been purchased by a Takeout Broker Dealer.

5.	[Reserved.]

6.	Margin Maintenance

a.    If on any date, and at Buyer’s discretion, the product of either (A) the lesser of (i) the current Market Value of a Purchased Asset, or (ii) the unpaid principal balance underlying any individual Purchased Asset, times the current Purchase Price Percentage for such Purchased Asset, or (B) the current Market Value of all Purchased Assets times the current Purchase Price Percentage for all Purchased Assets, is less than the then current Purchase Price with respect to such Purchased Asset(s) as of such date (such deficit, a “Margin Deficit”), Buyer may provide notice to Seller (as such notice is more particularly set forth below and in Sections 6(b) and 6(c) below, a “Margin Call”) of such Margin Deficit.

b.    In connection with the issuance of a Margin Call, Buyer may, in Buyer’s sole and absolute discretion, require Seller to (i) transfer cash to Buyer to satisfy the Margin Deficit, or (ii) repurchase the affected Purchased Assets at the Repurchase Price thereof. If Seller has not satisfied the Margin Deficit within the applicable Margin Deadline (as more particularly set forth in Section 6(c)), then Buyer may, in its sole and absolute discretion, either (i) notify Seller that Buyer is exercising its rights to sell the affected Purchased Assets as more particularly set forth in Section 6(e) below or (ii) exercise its remedies under Section 15 hereof. In connection with exercising remedies pursuant to this Section 6(b), Buyer shall apply funds received in connection with a Margin Call to eliminate the Margin Deficit in accordance with this Agreement. If Buyer exercises its rights to sell the related Purchased Assets as set forth in Section 6(e) and the proceeds of such sale are insufficient to satisfy the Margin Deficit, Buyer may in its discretion require Seller to transfer cash to Buyer to eliminate such Margin Deficit. Once a Margin Deficit has been eliminated, the related Margin Call shall have been satisfied.

c.    A Margin Call may be given by any written or electronic means. Notice given before [***] (New York City time) on a Business Day shall be met, and the related Margin Deficit satisfied, no later than [***] (New York City time) on such Business Day or such later time as may be communicated by Buyer to Seller in its sole discretion; notice given after [***] (New York City time) on a Business Day shall be met, and the related Margin Deficit satisfied, no later than [***] (New York City time) on the following Business Day or such later time as may be communicated by Buyer to Seller in its sole discretion (the foregoing time requirements for satisfying a Margin Deficit, the “Margin Deadlines”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller. Any late payments in respect of a Margin Deficit directly related to a Mortgage Loan shall accrue interest at the then applicable Loan Margin, or any late payments directly related to an Agency Security shall accrue interest at the then applicable Agency Security Margin.

d.    In the event that a Margin Deficit exists or any other funds are due and payable to Buyer, Buyer may retain any funds received by it to which the Seller would otherwise be entitled hereunder or exercise control over any funds in the Seller’s Clearing Account and remit such funds to the Settlement Account, which funds shall be held and applied by Buyer against such Margin Deficit, may be applied by Buyer against amounts due and owing, or any shortfall, with respect to any Purchased Asset. Notwithstanding the foregoing, the Buyer retains the right, in its discretion, to make a Margin Call in accordance with the provisions of this Section 6.

e.    If Buyer elects to exercise its rights set forth in Section 6(b) above to sell the affected Purchased Assets, Buyer shall have the right to sell the affected Purchased Mortgage Loans (including, without limitation, the Servicing Rights) or Purchased Agency Securities. Such disposition of a Purchased Mortgage Loan may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans or the Purchased Agency Securities with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans or the Purchased Agency Securities. The foregoing procedure for disposition of the Purchased Mortgage Loan or the Purchased Agency Security shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Mortgage Loan or Purchased Agency Security or any portion thereof by using internet sites that provide for the auction of assets similar to the Purchased Mortgage Loan or the Purchased Agency Security, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Purchased Mortgage Loans individually for the prevailing price.

7.	Income Payments

a.    If Income is paid in respect of any Purchased Asset during the term of a Transaction, such Income shall be the property of Buyer and, immediately upon the occurrence of a Default, after giving effect to any applicable grace or cure period, or an Event of Default, such Income shall be deposited in the Collection Account by either the Seller or the applicable Servicer promptly upon receipt. All deposits contained in the Collection Account (other than any Income relating to prepayments of principal in full which will be paid in accordance with Section 7(d) below) will be transferred to the Settlement Account on a monthly basis in accordance with Section 11(c) or by the Buyer at any other time.

b.    Prior to an Event of Default, upon the termination of any Transaction, Buyer shall apply payments received from a Takeout Investor or Takeout Broker Dealer or otherwise, including those payments contemplated in Sections 6, 7(a) and 7(d), as follows (provided that Buyer shall have no obligation to apply payments in the event that it is unable to identify the Purchased Mortgage Loans or Purchased Agency Securities to which such payments correspond or there are insufficient funds in the Settlement Account or the Seller’s Clearing Account, and the related Repurchase Price will continue to accrue interest as if no payment had been made):

First, to the payment of the Repurchase Price for each outstanding Purchased Asset owed by the Seller under this Agreement;

Second, to the payment of all other amounts, related costs and expenses owed by the Seller under the Program Agreements, including reasonable compensation to Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

Third, to the payment of any other amounts owed by the Seller or any Affiliate to the Buyer under any other instrument or agreement, in accordance with Section 24;

Fourth, to the Servicer, if and only if such party is a third party, costs and fees it is entitled to under the related Servicing Agreement; and

Fifth, to the Seller, any remainder, by remittance to the Seller’s Clearing Account.

c.    If an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, Buyer may apply Income contained in the Collection Account for the payment of all outstanding Obligations under this Agreement. After all Obligations under this Agreement have been paid in full, Buyer shall distribute to Seller any remaining Income; provided, however, that if Seller has failed to repurchase the Purchased Assets and Buyer has exercised its rights in a “deemed sale” of the Purchased Assets as set forth in Section 15 herein and any Obligations remain outstanding, then Seller shall not be entitled to any remaining Income until all Obligations have been paid in full.

d.    Within two (2) Business Days after the receipt of any prepayment of principal in full with respect to a Purchased Mortgage Loan, Seller shall notify Buyer thereof and the Repurchase Date for such Purchased Mortgage Loan shall be deemed to occur on such date.

e.    Notwithstanding anything to the contrary set forth herein, to the extent that any Income (excluding principal prepayments in full) is not deposited in the Collection Account, upon notice by Buyer to Seller, Seller shall immediately remit to the Settlement Account all such Income received by Servicer or Seller in respect of the Purchased Assets.

8.	Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Seller, the Takeout Investor or Takeout Broker Dealer hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer into the Settlement Account or such other account as Buyer shall specify to Seller, Takeout Investor or Takeout Broker Dealer in writing. Seller acknowledges that it has no rights of withdrawal from the Settlement Account; however, Buyer, in its discretion, may, by written notice, allow Seller to withdraw money from the Settlement Account in accordance with the terms of the Manual. All Purchased Assets shall be evidenced by a Purchase Confirmation. Any Repurchase Price received by Buyer in the Settlement Account after 4:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day. From time to time, the Seller may request in writing that a wire transfer be made from the Seller’s Clearing Account and Buyer may approve such request (provided that the Seller’s Clearing Account Threshold is maintained and there are sufficient funds remaining to satisfy any other amounts that are currently due and payable under this Agreement). Upon approval of such a request, the Buyer will remit funds to Seller’s Account for Remittance.

9.	Conditions Precedent

a.    Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each Seller where applicable, each Guarantor and each other party thereto:

(1)    Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver, except with respect to the Electronic Tracking Agreement, which shall be duly executed and delivered by the parties thereto and shall be in full force and effect, free of any modification, breach or waiver within thirty (30) days of the Effective Date.

(2)    Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans, Purchased Agency Securities and other Purchased Assets have been taken, including, without limitation, duly authorized and filed UCC financing statements on Form UCC 1.

(3)    Governing Documents. A certificate of a Responsible Officer of Seller substantially in the form of Exhibit B hereto, attaching certified copies of Seller’s Governing Documents and corporate or other resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(4)    Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date which is thirty (30) days prior to the Effective Date with respect to the initial Transaction hereunder.

(5)    Incumbency Certificate. An incumbency certificate of the corporate secretary of Seller, substantially in the form of Exhibit E hereto, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)    Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines of the Seller.

(7)    Legal Opinion. Seller shall provide a legal opinion in form and substance acceptable to Buyer.

(8)    Fees. Payment of any fees due to Buyer hereunder.

(9)    Manual. Seller shall have received, reviewed and agreed to comply with the Manual.

(10)    Collection Account. Evidence that the Collection Account has been established by the Seller or the Servicer, and the fully executed Collection Account Control Agreement.

(11)    Settlement Account. The Settlement Account has been established by Buyer.

(12)    Seller’s Clearing Account. Evidence that the Seller’s Clearing Account has been established by the Seller and contains at least the Seller’s Clearing Account Threshold, and the fully executed Seller’s Clearing Account Control Agreement.

(13)    Reserve Account. Evidence that the Reserve Account has been established, per the terms of the Addendum, and contains at least the Reserve Account Threshold, and the fully executed Reserve Account Control Agreement.

(14)    Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws. Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer”, Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence) and modeling as Buyer may require.

b.    All Transactions. Buyer will not enter into a Transaction unless all of the following conditions precedent are satisfied:

(1) Due Diligence Review. Without limiting the generality of Section 34 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Purchased Mortgage Loans and Purchased Agency Securities and each Seller, each Guarantor and the Servicer.

(2)    Required Documents.

(a)    (X) With respect to Purchased Mortgage Loans held by Wells Fargo Bank, N.A., as Custodian, for each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian (i)    with respect to any purchase of twenty-five (25) or fewer Mortgage Loans on a single Purchase Date, on or prior to 10:30 a.m. (New York City time) on the Purchase Date, and (ii) with respect to any purchase of twenty-six (26) or more Mortgage Loans on a single Purchase Date, at least twenty-four (24) hours prior to the Purchase Date or (Y) with respect to Purchased Mortgage Loans held by a Custodian that is not Wells Fargo, Bank, N.A., for each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian in accordance with the requirements of the related Custodial Agreement;

(b)    With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Buyer by 4:00 p.m. (New York City time) on the Purchase Date; and

(c)    With respect to each Purchased Agency Security, necessary deliveries as specified in the Manual.

(3)    Transaction Documents. Buyer or its designee shall have received, within the timeframe specified in the Manual, the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a)    A Transaction Request and, if so required pursuant to Section 12(a)(17) of this Agreement, a Takeout Commitment or an Agency Security Commitment; provided that a Takeout Commitment shall not be required for Jumbo Mortgage Loans up to the applicable sublimit set forth on the Addendum.

(b)    The related Mortgage Loan Schedule, and the Trust Receipt.

(c)    Any other documents required to be delivered by the Manual.

(d)    Such certificates or other documents as Buyer may reasonably request.

(4)    No Default. No Default shall have occurred and be continuing;

(5)    Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirements of Law or in the interpretation or administration of any Requirements of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into the Transactions contemplated by this Agreement.

(6)    Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties (excluding, the representations and warranties set forth on Schedule 1, which shall result in a Margin Call or repurchase in the event of a breach) made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)    Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver within thirty (30) days of the Effective Date.

(8)    Material Adverse Change. None of the following shall have occurred and/or be continuing:

(a)    there shall have occurred a material adverse change in the financial condition of Buyer which causes, or would be likely to cause, a material adverse effect on the ability of the Buyer to fund its obligations under this Agreement, including, but not limited to, Buyer’s corporate bond rating, if applicable, as calculated by a NRSRO has been lowered or downgraded to a rating below investment grade by such NRSRO.

(b)    an event or events shall have occurred in the good faith determination of Buyer resulting in: (i) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or event; or (ii) the effective absence of a “whole loan market”, “securities market” for securities backed by mortgage loans or an event or events shall have occurred, resulting in Buyer not being able to sell whole loans or securities backed by mortgage loans at prices which would have been reasonable prior to such event or event.

(9)    Manual. Seller shall have received and reviewed any changes to the Manual since the initial closing hereunder.

(10)    Seller’s Clearing Account. Evidence that the Seller’s Clearing Account contains at least the Seller’s Clearing Account Threshold.

(11)    Reserve Account. Evidence that the Reserve Account, established pursuant to the terms of the Addendum, contains at least the Reserve Account Threshold.

c.    The failure of Seller to satisfy any of the conditions precedent in this Section 9 with respect to any Transaction or Purchased Asset shall, unless such failure was waived in writing by Buyer on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall immediately pay to Buyer the Repurchase Price of such Purchased Asset.

10.	Program; Costs

a.    Seller shall reimburse Buyer for any of Buyer’s reasonable out of pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans or Agency Securities or incurred in connection with entering into, amending or modifying the Program Agreements. Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any Servicer. Seller shall pay the out-of-pocket fees and expenses of Buyer’s counsel in connection with the Program Agreements. Out-of-pocket legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller. Seller shall pay the fees and expenses as set forth on the Addendum, and any other ongoing fees and expenses under any other Program Agreements. Any of the foregoing fees shall be invoiced and delivered to the Seller and must be paid by the due date. If there is no due date specified on the invoice, the invoice amount is due within thirty (30) days. Any late payments, other than those directly related to a Mortgage Loan or Agency Security, shall accrue interest at rate equal to the Accounts Receivable Rate. Any late payments directly related to a Mortgage Loan shall accrue interest at the then applicable Loan Margin, or any late payments directly related to an Agency Security shall accrue interest at the then applicable Agency Security Margin.

b.    If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Buyer shall deliver to Seller a written description of such increased costs.

c.    With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 9(a)(5) hereof. In each such case, Seller hereby waives the right to dispute Buyer’s record of the terms of the Purchase Confirmation, request or other communication.

d.    Notwithstanding the assignment of the Mortgage Loan Documents and any other agreements that relate to Mortgage Loans with respect to each Purchased Asset to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Program Agreements.

e.    Any and all payments by or on account of any obligation of the Seller under the Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

f.    Reserved.

g.    The Seller shall indemnify the Buyer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Buyer or required to be withheld or deducted from a payment to the Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by a Buyer shall be conclusive absent manifest error.

h.    As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 10, the Seller shall deliver to the Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Buyer.

i.    Status of Buyers.

(i)    Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Agreement shall deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if reasonably requested by the Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller as will enable the Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10(i)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.

(ii)    Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person,

(A)    any Buyer that is a U.S. Person shall deliver to the Seller on or prior to the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), executed copies of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to the Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), whichever of the following is applicable:

(1)    in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under the Agreement, executed copies of IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under the Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in a form reasonable acceptable to the Seller in its sole discretion to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4)    to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN, a U.S. Tax Compliance Certificate in a form reasonable acceptable to the Seller in its sole discretion, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate in a form reasonable acceptable to the Seller in its sole discretion on behalf of each such direct and indirect partner;

(C)    any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to the Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Seller to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Buyer under the Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.

j.    Reserved.

k.    Each party’s obligations under Section 10(e) through Section 10(k) shall survive the replacement of a Buyer, and the repayment, satisfaction or discharge of all obligations under the Agreement.

11. Servicing

a.    Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is the Servicer, Seller shall, interim service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.

b.    Seller shall, or shall cause the Servicer to, hold or cause to be held all escrow funds collected by Servicer with respect to any Purchased Mortgage Loans in segregated trust accounts, separate and apart from any of Seller’s corporate funds, and shall apply the same for the purposes for which such funds were collected.

c.    Seller shall, or shall cause the Servicer to, immediately upon the occurrence of a Default, after giving effect to any applicable grace or cure period, or an Event of Default, deposit all Income, excluding any prepayments in full as set forth in Section 7(d), received by Servicer on the Purchased Assets in the Collection Account no later than the fifth (5th) Business Day following receipt; provided, however, that any amounts required to be remitted to Buyer shall be deposited in the Collection Account on or prior to the day on which such remittance is to occur. Any such amounts deposited in the Collection Account shall then be remitted to the Settlement Account on a monthly basis, on the fifth (5th) calendar day (or next succeeding Business Day in the event that any such calendar day is not a Business Day), and on any other day Buyer directs such a transfer in its discretion.

d.    If any Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller, or if the servicing of any Purchased Mortgage Loan is to be transferred from Seller to a Servicer other than Seller, Seller shall, prior to such Purchase Date or servicing transfer date, as applicable, provide to Buyer the related Servicing Agreement and a servicer notice or letter agreement, executed by Buyer, Seller and such Servicer (each, a “Servicer Side Letter”), in form and substance substantially similar to Exhibit F hereto.

e.    The Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee upon the occurrence and continuance of an Event of Default hereunder. Seller and the Servicer shall cooperate in transferring the servicing and all Records of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its discretion.

f.    If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer and promptly remedy any non-compliance.

g.    Notwithstanding anything in Section 11(e) hereof to the contrary, the Servicer’s rights and obligations to interim service the Purchased Mortgage Loans shall terminate on the twentieth (20th) day of each calendar month (and if such day is not a Business Day, the next succeeding Business Day), unless otherwise directed in writing by the Buyer prior to such date. For purposes of this provision, notice provided by electronic mail shall constitute written notice. Upon termination, the Servicer shall transfer servicing, including, without limitation, delivery of all servicing files to the designee of the Buyer. The Servicer’s delivery of servicing files shall be in accordance with Accepted Servicing Practices. The Seller and Servicer shall have no right to select a subservicer or successor servicer. After the servicing terminates and until the servicing transfer date, the Servicer shall service the Purchased Mortgage Loans in accordance with the terms of this Agreement and for the benefit of the Buyer.

h.    If Seller at any time uses or intends to use, as applicable, an independent third party subservicer to fulfill its obligations as Servicer hereunder, Seller shall, prior to the related Purchase Date or servicing transfer date, as applicable, (i) provide Buyer with the related Servicing Agreement pursuant to which such subservicer shall service such Mortgage Loans, which Servicing Agreement shall be acceptable to Buyer in all respects, (ii) obtain Buyer’s prior written consent to the use of such subservicer in the performance of such servicing duties and obligations, which consent may be withheld in Buyer’s sole discretion and (iii) provide Buyer with a fully executed Servicer Side Letter with respect to such subservicer. In no event shall Seller’s use of a subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were servicing such Mortgage Loans directly.

i.    Seller hereby agrees and acknowledges, and shall cause any third-party subservicer to agree and acknowledge, that Buyer or its designees shall have the right to conduct examinations and audits of the Servicer with respect to the servicing of the Purchased Mortgage Loans. Buyer shall also have the right to obtain copies of all Records and files of the Servicer relating to the Purchased Assets, including all documents relating to the Purchased Mortgage Loans and the servicing thereof.

12.	Representations and Warranties

a.    Each Seller represents and warrants to Buyer as of the Effective Date and at all times thereafter:

(1)    Due Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Seller is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Agreements except where any failure to obtain such a license, permit, charter, registration or approval would not cause or be reasonably likely to cause a Material Adverse Effect or impair the enforceability of any Purchased Asset.

(2)    Power and Authority. Seller has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Agreements, any electronic transmissions contemplated hereunder, and to consummate the Transactions.

(3)    Due Authorization. The execution, delivery and performance of the Program Agreements, any electronic transmissions contemplated hereunder, by Seller have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(4)    Non-contravention. None of the execution and delivery of the Program Agreements, any electronic transmissions contemplated hereunder, by Seller or the consummation of the Transactions and transactions thereunder:

(a)    conflicts with, breaches or violates any provision of the Governing Documents or material agreements of Seller or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller or its properties;

(b)    constitutes a material default by Seller under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller is a party or by which it or any of its properties is or may be bound or affected; or

(c)    results in or requires the creation of any lien upon or in respect of any of the Purchased Assets of Seller except the lien relating to the Program Agreements.

(5)    Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, Seller or any of its Affiliates, pending or threatened, which, if decided adversely, would have a Material Adverse Effect.

(6)    Valid and Binding Obligations. Each of the Program Agreements, and any electronic transmissions contemplated hereunder, to which Seller is a party, when executed and delivered by Seller, will constitute the legal, valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(7)    Financial Statements. The financial statements of Seller, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no event or circumstance that would be likely to cause a Material Adverse Effect with respect to Seller. Except as disclosed in such financial statements, Seller is not subject to any contingent liabilities or commitments (including, but not limited to, any potential or current repurchase demands, any potential or current indemnification claims or notice of any actual or potential fines or penalty fees) that, individually or in the aggregate, have a possibility of causing a Material Adverse Effect with respect to Seller.

(8)    Accuracy of Information. Neither this Agreement nor any of the documents or written information prepared by or on behalf of Seller and provided by Seller to Buyer contain any statement of a material fact with respect to Seller or the Transactions that was untrue or misleading in any material respect when made. Since Seller’s initial discussions with Buyer regarding the terms of this Agreement and the furnishing of such documents or information, there has been no change, nor any development, that would (i) render any of the Program Agreements, such documents or information untrue or misleading in any material respect or (ii) materially and adversely affect the property, business, operations or conditions (financial or otherwise) of Seller.

(9)    No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any Governmental Authority, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance or consummation by Seller of this Agreement or any other Program Agreements, other than any that have heretofore been obtained, given or made.

(10)    Compliance With Law, Etc. Seller has complied in all respects with all Requirements of Laws; provided that it shall not be a breach of this Section 12(a)(10) if, following Seller’s good faith effort to comply with any Requirement of law, Seller’s failure to do so (i) results from a ministerial or administrative error related to a licensing, employment or local real estate law matter or (ii) does not adversely impact Seller’s operations or business. None of Seller nor any Affiliates of Seller (i) is in violation of any Sanctions or (ii) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruptions Laws or Anti-Money Laundering Laws. The operations of Seller are, and have been, conducted at all times in compliance with applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against Seller or any of its Affiliates. Neither Seller nor any Affiliates of Seller (a) is a Sanctioned Target, (b) is controlled by or is acting on behalf of a Sanctioned Target, (c) is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions.

(11)    Solvency; Fraudulent Conveyance. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, each Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

(12)    Investment Company Act Compliance. Seller is not required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

(13)    Taxes. Seller has filed all federal and state tax returns which are required to be filed and paid all taxes (including, without limitation, any applicable franchise taxes), including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller, or which otherwise have become due, in connection with a Transaction and the execution and delivery of the Program Agreements have been paid.

(14)    Additional Representations. With respect to each Purchased Mortgage Loan, Seller hereby makes all of the applicable representations and warranties set forth in Schedule 1 hereto as of the related Purchase Date and continuously while such Purchased Mortgage Loan is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a transaction notice (as referenced in the Manual), any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller. In addition, Seller agrees to make the representations and warranties set forth in Schedule 1 hereto as of the “cutoff date” of the securitization or whole loan sale of the related Mortgage Loans by Seller or Buyer, as applicable; provided, however, that to the extent that Seller has at the time of such securitization or whole loan sale actual knowledge of any facts or circumstances that would render any of such representations and warranties materially false, Seller shall have no obligation to make such materially false representation and warranty.

(15)    No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(16)    Hedging. Seller has entered into hedge or swap agreements pursuant to its customary hedging procedures and in accordance with Buyer’s policies and procedures.

(17)    Takeout Commitment and Agency Security Purchase Commitment. If required by Buyer prior to entering into a Transaction, Seller has entered into the required Takeout Commitment for each Purchased Mortgage Loan. If not required by Buyer prior to entering into a Transaction, Seller shall enter into a Takeout Commitment with a Takeout Investor for each Purchased Mortgage Loan upon Buyer’s request. Such Takeout Commitment shall be irrevocable in full force and effect and fully enforceable against such Takeout Investor. If required by Buyer prior to entering into a Transaction, Seller shall enter into the required Agency Security Purchase Commitment for each Purchased Agency Security. If not required by Buyer prior to entering into a Transaction, Seller shall enter into an Agency Security Purchase Commitment with a Takeout Broker Dealer for each Purchased Agency Security upon Buyer’s request. Such Agency Security Purchase Commitment shall be irrevocable in full force and effect and fully enforceable against such Takeout Broker Dealer.

(18)    Regulation U. Seller is not engaged principally, or as one of its major activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Transactions hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(19)    ERISA. Each Plan is in material compliance with all applicable provisions of ERISA and the Code except as would not reasonably be expected to cause a Material Adverse Effect. Neither Seller nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No ERISA Event has occurred and no condition exists which presents a material risk to Seller or any Affiliate of incurring a liability, fine or penalty with respect to or on account of any Plan or Multiemployer Plan pursuant to Title IV of ERISA except to the extent any such condition would not reasonably be expected to result in a Material Adverse Effect.

(20)    Other Approvals. Seller is licensed as a mortgage lender in the state in which the related Mortgaged Property is located (to the extent such state has licensing requirements), with the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Purchased Mortgage Loans, and no event has occurred, including but not limited to a change in insurance coverage, any notice of any fines, penalty charges or other regulatory action, which would make Seller unable to comply with applicable Agency and HUD eligibility requirements or relevant state licensing requirements which would require notification to any Agency and HUD or the related state regulatory authority.

(21)    Subsidiaries and Trade Names. Seller has no Subsidiaries, Affiliates or trade names other than those listed on the Addendum, or if a Subsidiary, Affiliate or trade name is established after the date of this Agreement, as provided to Buyer in the immediately following Officer’s Compliance Certificate.

(22)    Other Credit Facilities and Debts. Seller is not an obligor under any master repurchase facilities or similar warehouse facilities that are not listed on Schedule 2 of the Addendum or on the schedule to the most recent Officer’s Compliance Certificate. Seller has notified its other lenders with respect to this Agreement, to the extent that such notification is necessary.

(23)    Title to Properties. Seller has good, valid insurable (in the case of real property) and marketable title to all of its properties and assets.

(24)    Additional Covenants and Conditions. All of the Additional Covenants and Conditions are true and correct at all times, and continue to be maintained as set forth in the Addendum.

b.    The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

13.	Covenants

Seller covenants with Buyer that, at all times during the term of this facility:

a.    Litigation. Seller will promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than the Individual Claim Threshold or in an aggregate amount greater than the Aggregate Claim Threshold, or (iii) individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

b.    [Reserved].

c.    [Reserved].

d.    Servicer; Asset Tape. Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, or (b) upon the request of Buyer, Seller shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date. Seller shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.

e.    Maintenance of Insurance. The Seller shall continue to maintain, for Seller and its Subsidiaries, with responsible companies, at its own expense, the Required Insurance Policy, in each case, in a form acceptable to Buyer, with broad coverage on all officers, employees or other persons (“Seller Employees”) acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Purchased Assets, with respect to any claims made in connection with all or any portion of the Purchased Assets. Any such Required Insurance Policy shall protect and insure the Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Seller Employees, and such policies also shall protect and insure the Seller against losses in connection with the release or satisfaction of a Purchased Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 13(e) requiring such Required Insurance Policy shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Required Insurance Policy shall be at least equal to the Required Insurance Amount as set forth on the Addendum. Upon the request of the Buyer, the Seller shall cause to be delivered to the Buyer a certificate of insurance for such Required Insurance Policy and a statement from the insurer that such Required Insurance Policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Buyer. Seller shall name Buyer as a loss payee under any applicable Fidelity Insurance Policy and as a direct loss payee with right of action under any applicable Errors and Omissions Insurance Policy or Professional Liability Insurance Policy.

f.    No Adverse Claims. Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Assets against all Liens and any other adverse claims and demands.

g.    Assignment. Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided, that this Section 13(g) shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

h.    Security Interest. Seller shall do all things necessary to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Seller will not allow any default for which Seller is responsible to occur under any Purchased Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets and any Program Agreement.

i.    Records.

(1)    Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Servicer’s possession unless Buyer otherwise approves. Seller will not consent to or request any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)    For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3)    Upon reasonable advance notice from Custodian or Buyer, Seller or Servicer, if such files are in the Servicer’s possession, shall (x) provide Buyer or Custodian with a certified copy of all Records, (y) make any such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (z) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief executive officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

j.    Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer.

k.    Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements.

l.    Material Change in Business. Seller shall not liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets or make any material change in the nature of its business as carried on at the Effective Date other than the businesses generally carried on by (i) Seller as of the Effective Date or (ii) other similar consumer lending businesses. Seller shall not enter into any transaction of merger or consolidation or amalgamation without giving Buyer notice of such transaction within five (5) Business Days of entering into such agreement.

m.    Underwriting Guidelines. In the event that Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines upon the earlier of (i) the date on which the next succeeding Officer’s Compliance Certificate is due hereunder or (ii) the date that is five (5) Business Days prior to the Purchased Date with respect to any Transaction for which the related Mortgage Loan is originated pursuant to such amended or modified Underwriting Guideilnes. Buyer reserves the right to accept or reject any such amended or modified Underwriting Guidelines and shall be under no obligation to purchase Mortgage Loans originated under the amended or modified Underwriting Guidelines. Buyer’s decision of whether to accept or reject the amended or modified Underwriting Guidelines shall be communicated to Seller within five (5) Business Days of delivery of such amended or modified Underwriting Guidelines by Seller to Buyer; provided, that the failure to communicate such decision shall not be deemed an approval by Buyer; provided further, that notwithstanding the foregoing, amendments or modifications to the Underwriting Guidelines that are ministerial in nature or that were made by Seller to align with or be more conservative than published Agency or applicable HUD eligibility guidelines shall not require the approval of Buyer.

n.    Distributions. If an Event of Default has occurred and is continuing or the payment of a distribution would cause, or would be likely to cause, a violation of a Financial Covenant herein, Seller shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

o.    Applicable Law.

(1)    Seller shall comply with the requirements of all Requirements of Law and orders of any Governmental Authority; provided that it shall not be a breach of this Section 13(o) if, following Seller’s good faith effort to comply with any Requirement of law, Seller’s failure to do so (i) results from a ministerial or administrative error related to a licensing, employment or local real estate law matter or (ii) does not adversely impact Seller’s operations or business.

(2)    The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose which would breach any Anti-Corruption Laws, any Anti-Money Laundering Laws and Sanctions. Seller shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The repurchase of any Purchased Asset or any other payment due to Buyer under this Agreement or any other Program Agreement shall not be funded, directly or indirectly, with proceeds derived from a transaction prohibited by Anti-Corruption Laws, Anti-Money

Laundering Laws or Sanctions or in any manner that would cause Seller or any Affiliates of Seller to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. Seller shall conduct or cause to be conducted the requisite due diligence in connection with the origination or acquisition of each Purchased Asset for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by such Person to purchase the underlying Mortgaged Property, and will maintain sufficient information to identify such Person for purposes of such Anti-Money Laundering Laws.

(3)    The proceeds of any Transaction hereunder, will not, directly or indirectly, be used to lend, contribute, or otherwise made available to any Sanctioned Target or any Person (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause the Buyer to be in breach of any Sanctions. Seller shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Seller shall notify the Buyer in writing not more than one (1) Business Day after becoming aware of any breach of Section 12(a)(10) or this Section 13(o).

p.    Existence. Seller shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

q.    Chief Executive Office; Jurisdiction of Organization. Seller shall not (i) move its chief executive office from the address referred to on the Addendum, (ii) change its jurisdiction of organization or (iii) cause or permit any change to be made in its name, organizational identification number, Governing Documents or structure, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and Seller shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.

r.    Taxes. Seller shall timely file all tax returns that are required to be filed by it and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property on or prior to the date on which such taxes are due without penalties or interest, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

s.    Transactions with Affiliates. Except with respect to Permitted Affiliate Transactions, Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 13(s) to any Affiliate.

t.    True and Correct Information. All written information, reports, exhibits, schedules, financial statements (including, without limitation, any schedules) or certificates of

Seller, any Affiliate or any of its officers furnished to Buyer hereunder and during Buyer’s diligence of Seller (other than such information provided with respect to Mortgage Loans which are covered by the representations and warranties set forth on Schedule 1 to this Agreement) is and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

u.    Takeout Investors, Takeout Broker Dealers and Agency Approvals; Servicing. Unless otherwise approved by Buyer in advance, Seller shall maintain its status with at least three (3) Buyer-approved Takeout Investors for each type of Mortgage Loan listed on the Sublimit, Rate and Term Schedule of the Addendum, and, if applicable, Takeout Broker Dealers or its status with Fannie Mae as an approved lender and/or Freddie Mac as an approved seller/servicer, in all cases in good standing. Should Seller, for any reason, cease to be in good standing with any of the foregoing, or, if in order to remain in good standing, should Seller be required by any Takeout Investor, Takeout Broker Dealer or Fannie Mae or Freddie Mac to provide any notification to the relevant Takeout Investor, Takeout Broker Dealer, Fannie Mae or Freddie Mac or to the Department of Housing and Urban Development, FHA or VA, such Seller shall also notify Buyer immediately in writing of such notification. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of their applicable Agency approvals at all times during the term of this Agreement and each outstanding Transaction. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Purchased Mortgage Loans and in accordance with Accepted Servicing Practices.

v.    No Pledge. Seller shall not pledge, transfer or convey any security interest in the Collection Account or the Seller’s Clearing Account to any Person without the express written consent of Buyer.

w.    [Reserved.]

x.    [Reserved.]

y.    [Reserved.]

z.    Seller’s Clearing Account and Reserve Account. The Seller’s Clearing Account Threshold and the Reserve Account Threshold, if a Reserve Account is required per the terms of the Addendum, shall be maintained at all times.

aa.    [Reserved.]

bb.    Documentation. Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of such Purchased Mortgage Loan.

cc.    Compliance. Seller has observed or performed and shall continue to observe and perform in all material respects all of its covenants hereunder and any other Program Agreement, and Seller has satisfied every condition, contained in this Agreement and the other Program Agreements to be observed, performed and satisfied by it.

dd.    Regulatory Action. Other than as previously disclosed to Buyer in accordance with this Agreement. Seller is not currently under investigation and, to Seller’s knowledge, no investigation by any Governmental Authority is threatened. Seller has not been the subject of any government investigation which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could reasonably result in a Material Adverse Effect.

ee.    No Default. No Default or Event of Default has occurred or is continuing.

ff.    [Reserved.]

gg.    Hedging. An accurate and true summary of all Interest Rate Protection Agreements entered into or maintained by Seller during the most recent calendar month end and all preceding months shall be provided to Buyer (unless Buyer gives notice to Seller that such summary is not required); and any documentation related to such Interest Rate Protection Agreements as required by the Manual and such other documents requested by Buyer shall be provided to Buyer.

hh.    Notification. Seller will notify Buyer (1) at least monthly for each Reporting Period of any repurchase requests or demands, indemnification requests it received, from its secondary market investors, including any Takeout Investors or any Governmental Authority or Agency, and (2) immediately of any suspension notices or termination notices it received, or is reasonably likely to receive, from any Governmental Authority or Agency or any suspension notices or termination for cause notices it received from its secondary market investors, including any Takeout Investors, Takeout Broker Dealers.

ii.    Mortgage Loan Schedule. Each Mortgage Loan Schedule is true and correct in all respects; each of Custodian and Buyer must be provided with notice of any changes thereto.

jj.    Processing Agent. If so required by Buyer, Seller shall retain and use the services of Persons experienced in the processing of transactions in the secondary mortgage market to facilitate the Transactions contemplated hereunder. Each Processing Agent shall be acceptable to Buyer in its sole discretion.

kk.    Interim Funder. Seller shall ensure that Buyer will be named as the “interim funder” with MERS.

ll.    Additional Covenants and Conditions. Seller shall ensure compliance with the Additional Covenants and Conditions.

mm.    Partnership Change in Financial Relationship. If applicable, Seller shall promptly notify Buyer if the Seller obtains separate tax identification numbers and/or begin filing separate tax returns.

nn.    Financial Covenants. Seller shall comply with all the Financial Covenants.

oo.    Key Personnel. There shall be no material change in the Key Personnel of Seller unless Buyer receives adequate assurances from Seller within five (5) Business Days of such material change that such Key Personnel position will be filled or covered to the reasonable satisfaction of Buyer and in a timeframe to the reasonable satisfaction of Buyer, and Seller shall so fill or cover the position in such manner and timeframe.

14.	Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.    Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b.    Cross Default.

(1)    Seller or any of Seller’s Affiliates shall be in default under any Indebtedness or any other contract or obligations of Seller or of such Affiliate which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; provided that it shall not be an Event of Default if such disputed amount or obligation is less than the Cross Default Threshold;

(2)    Seller or any of Seller’s Affiliates shall be in default under any Indebtedness or any other contract or obligation due to Buyer or any of Buyer’s Affiliates which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract; or

(3)    a breach by any Guarantor of the terms of its Guaranty or its related addendum, including but not limited to, a guarantor event of default or term of similar import or a breach of a financial covenant or the failure to timely provide any financial or other reporting.

c.    Assignment. Assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Buyer.

d.    Insolvency. An Act of Insolvency shall have occurred with respect to any Seller or any Affiliate.

e.    Material Adverse Effect. Any Material Adverse Effect as determined by Buyer in its sole good faith discretion shall exist.

f.    Breach of Representation, Covenant or Obligation.

(1)    A breach by Seller of any of the representations, warranties, covenants or obligations set forth in Sections 12(a)(1), 12(a)(3), 12(a)(6), 12(a)(12), 12(a)(13), 12(a)(15), 12(a)(19), 12(a)(24), 13(g), 13(h), 13(l), 13(n), 13(r), 13(s), 13(v), 13(z), 13(ee), 13(ll), or 13(nn) of this Agreement.

(2)    A breach by any Seller of any other representation, warranty, covenant or any other obligation set forth in this Agreement (and not otherwise specified in Sections 14(f)(1) or 14(f)(3)) or any other failure to perform under this Agreement, if such breach is not cured within [***] (other than a breach of the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit, the obligation to repurchase such Mortgage Loan and the right of Buyer to sell such Mortgage Loan as set forth in Section 6(e) hereof, unless (1) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, or (2) any such representations and warranties have been determined by Buyer in its discretion to be materially false or misleading on a regular basis, then such breach shall constitute an Event of Default for purposes of this Section 14(f)(2)), unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates, or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder.

(3)    A breach by any Seller of any of the representations, warranties, covenants or obligations set forth in Sections 12(a)(9), 13(k), 13(q), 13(u), 13(cc), 13(jj) or 13(kk) of this Agreement if such breach is not cured within [***].

g.    ERISA. (i) Seller or any ERISA Affiliate shall engage in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Plan or (ii) one or more ERISA Events shall occur or reasonably could be expected to occur; and, in the case of clauses (i) and (ii), such condition or event, together with all other conditions or events, if any, is reasonably expected to result in a Material Adverse Effect.

h.    Change in Control. The occurrence of a Change in Control or any individuals determined to be critical executives of Seller in the sole discretion of the Buyer cease to be the employees of the Seller.

i.    Failure to Transfer. Any Seller fails to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

j.    Judgment. A judgment or judgments for the payment of money in excess of the Judgment Threshold shall be rendered against the Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured on or prior to the earlier of (i) [***] following the date of entry of such judgment or (ii) the maximum allowable time in such jurisdiction to bond such judgment or procure a stay of execution thereof.

k.    Government Action. Any Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, Guarantor or Affiliate thereof, or shall have taken any action to displace the management of any Seller, Guarantor or Affiliate thereof or to curtail its authority in the conduct of the business of any Seller, Guarantor or Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller, Guarantor or Affiliate thereof as an issuer, buyer or a seller/servicer of Mortgage Loans or Agency Securities, and such action provided for in this subparagraph (k) shall not have been discontinued or stayed within [***].

l.    Inability to Perform. An officer of the Seller or Guarantor shall admit its inability to, or its intention not to, perform any of the Seller’s Obligations or Guarantor’s obligations hereunder or the Guaranty.

m.    Security Interest. In the event that this Agreement is recharacterized by a court of competent jurisdiction as a secured loan or similar financing, the Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Purchased Assets purported to be covered hereby.

n.    Financial Statements. the Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import.

o.    Violation of Manual. Failure by any Seller to comply with the Manual pursuant to Section 17 after written notice by Buyer; provided, however, that any change to the Manual shall only apply to Transactions occurring on and after the date Seller receives written notice of such change to the Manual and no such change shall apply to or otherwise affect previously consummated Transactions.

An Event of Default shall be deemed to be continuing unless Buyer expressly waives such Event of Default or acknowledges that such Event of Default has been subsequently cured by Seller, in each case, in writing.

15.	Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.    Buyer may, at its option, declare an Event of Default to have occurred hereunder (which option shall be deemed to have been exercised immediately and without any notice upon the occurrence of an Event of Default pursuant to Section 14(d)) and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall give written notice to each Seller and Guarantor of the exercise of such option as promptly as practicable; provided, however, that Buyer shall not provide written notice upon the occurrence of an Event of Default pursuant to Section 14(d), which shall constitute an immediate Event of Default without any further action or notice by Buyer. (For purposes of this provision, notice provided by electronic mail shall constitute written notice.)

b.    If Buyer exercises or is deemed to have exercised the option referred to in paragraph (a) of this Section 15, (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with paragraph (a) of this Section 15, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer, or, to the extent not yet transferred to the Collection Account, the Seller’s Clearing Account or the Reserve Account, remitted to Buyer, and in any case applied, in Buyer’s discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, (iii) Seller shall immediately comply with the further instructions of Buyer with respect to holding or delivering any of the Mortgage Files relating to any Purchased Assets subject to such Transactions then in Seller’s possession or control; and (iv) the Agency Security Margin and the Loan Margin shall automatically be increased by the Post Default Rate Margin. In addition, Buyer shall have the right to satisfy any Obligations with funds remaining in the Seller’s Clearing Account or the Reserve Account.

c.    Buyer shall have the right to direct all Servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Buyer to the extent that any such Servicer is not currently remitting to the Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the Servicers then servicing any Purchased Mortgage Loans with or without cause.

d.    If Buyer exercises or is deemed to have exercised the option referred to in paragraph (a) of this Section 15, Buyer shall have the right to immediately sell and liquidate the Purchased Mortgage Loans (including, without limitation, the Servicing Rights), Purchased Agency Securities and all other Purchased Assets. Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans or Purchased Agency Securities with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased

Assets. The foregoing procedure for disposition and liquidation of the Purchased Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to such Purchased Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Purchased Mortgage Loans individually for the prevailing price. Buyer shall also be entitled, in its discretion to elect, in lieu of selling all or a portion of such Purchased Assets, to give the Seller credit for such Purchased Assets in an amount equal to the current market value of such Purchased Assets (as determined by Buyer (or an Affiliate thereof) in its discretion using methodology consistent with Buyer’s determination with respect to similar portfolios) against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder.

e.    Upon the happening of one or more Events of Default, Buyer shall apply any proceeds from the liquidation of the Purchased Assets to the Repurchase Price hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

f.    Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal and external counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g.    Seller shall be liable to Buyer for the Repurchase Price related to a Transaction, and, to the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any other amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this paragraph (g) shall be at a rate equal to the Post Default Rate Margin or the Accounts Receivable Rate, as applicable.

h.    Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law, including, without limitation, any equitable remedies.

i.    Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in paragraph (a) of this Section 15, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

j.    Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and as permitted by law Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k.    If Buyer exercises or is deemed to have exercised the option referred to in paragraph (a) of this Section 15, Buyer shall have the right to terminate this Agreement; provided, however, that no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination, nor shall it affect the survivability of any provisions in this Agreement that, by their express terms, are intended to survive the termination of this Agreement or any of the other Program Agreements and the repayment in full of all outstanding Obligations

16.	Reports

a.    Notices. Seller shall furnish to Buyer (w) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is required to be delivered by Seller to its other warehouse lenders pursuant to the terms of the related repurchase and/or warehouse financing agreement, (x) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by Seller, Servicer or Guarantor of any obligation under any Program Agreement or any material contract or agreement of Seller, Servicer or Guarantor or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default, (y) immediately, notice of a Takeout Investor’s cancellation of a Takeout Commitment or notice of a Takeout Broker Dealer’s cancellation of Agency Security Purchase Commitment and (z) the following:

(1)    as soon as available and in any event within the Reporting Period, the unaudited balance sheets of Seller and Guarantor (if elected in the Guaranty Addendum with respect to the Guarantor) as at the end of such period, the unaudited balance sheets, related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller and Guarantor, if applicable, for such period and the portion of the fiscal year through the end of such period, accompanied by the Officer’s Compliance Certificate, executed by a Responsible Officer of Seller and Guarantor, if applicable, which certificate shall state that said financial statements and schedules fairly present in all material respects the financial condition and results of operations of Seller and Guarantor, if applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)    as soon as available and in any event within one hundred twenty (120) days after the end of the Seller’s fiscal year, the audited balance sheets and the related statements of income for the Seller and Guarantor (if elected in the Guaranty Addendum with respect to the Guarantor) as at the end of such fiscal year, with such balance sheets and statements of income being audited if required by Buyer but in any event prepared by a certified public accountant in accordance with GAAP, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall have no “going concern” qualification and shall state that said financial statements fairly present the financial condition and results of operations of Seller and Guarantor, if applicable, as at the end of, and for, such fiscal year in accordance with GAAP;

(3)    (a) to the extent permitted by Fannie Mae, Freddie Mac, FHA, VA and each applicable Governmental Authority and within ten (10) Business Days of receipt thereof, copies of relevant portions of all non-ordinary course final written Fannie Mae, Freddie Mac, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including, without limitation, notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (b) promptly upon the reasonable request of the Buyer, “report cards,” “grades” or other classifications of the quality of Seller’s operations;

(4)    from time to time such other information regarding the financial condition, operations, or business of the Seller or the Guarantor as Buyer may reasonably request;

(5)    as soon as reasonably possible or as otherwise set forth in this Agreement, notice of any of the following events:

(a)    adverse change in the insurance coverage required of Seller, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b)    any material claim, dispute, litigation, investigation, proceeding or suspension between Seller, Guarantor or Servicer, on the one hand, and any Governmental Authority, Takeout Investor, third party loan purchaser or any other Person on the other;

(c)    any material change in accounting policies or financial reporting practices of Seller, Guarantor or Servicer;

(d)    with respect to any Purchased Mortgage Loan, promptly upon receipt of notice or knowledge thereof, that the value of the underlying Mortgaged Property or such Mortgage Loan has been adversely affected for any reason, including, without limitation, damage by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty;

(e)    any material issues raised upon examination of Seller, Guarantor or Seller’s facilities by any Governmental Authority;

(f)    any material change in the Indebtedness of the Seller or Guarantor, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto, provided that any renewal, non-renewal, termination without cause or increase or decrease in existing Indebtedness shall be reported on the next Compliance Certificate following such occurrence;

(g)    upon actual knowledge of or discovery of any breach of a representation or warranty set forth in Schedule 1 hereto;

(h)    any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller or Servicer, including, without limitation, any claims of predatory lending or any early payment default, buy-back, repurchase or similar requests, notices or claims by third party purchasers that would likely or actually require the Seller to repurchase mortgage loans or pay any amounts to such third party purchaser with respect to any sold mortgage loan;

(i)    If at any time after the Effective Date the Seller enters into any agreement or arrangement with a lender, including, without limitations, those lenders listed on Schedule 2 to the Addendum, with financial covenants which are more favorable to such warehouse lender than the financial covenants contained in this Agreement; and

(j)    Any repurchase request or demand made as of or pending as of the related reporting period for each Officer’s Compliance Certificate where initial rebuttal has been rejected, indemnification requests, suspension notices or termination notices Seller received, or is reasonably likely to receive, from its secondary market investors, including any Takeout Investors.

b.    Officer’s Compliance Certificate. Seller will furnish to Buyer, at the time the Seller furnishes each set of financial statements pursuant to Sections 16(a)(1) or (2) above, a certificate of a Responsible Officer of Seller in the form of Exhibit A hereto, along with all schedules required by Buyer. If elected in the Guaranty Addendum with respect to the Guarantor, Guarantor will furnish to Buyer, at the time the Guarantor furnishes each set of financial statements pursuant to Sections 16(a)(1) or (2) above, a certificate of a Responsible Officer of Guarantor in the form attached to the Guaranty.

c.    Mortgage Loan Reports. At the request of Buyer, Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).

d.    Notification. Seller will notify Buyer in connection with the delivery of the Officer’s Compliance Certificate (1) of any final and non-appealable repurchase requests or demands, or final and non-appealable indemnification requests it received from its secondary market investors, including any Takeout Investors or any Governmental Authority or Agency.

e.    Other. Sellers and Guarantor shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement, including documentation in form and substance satisfactory to Buyer which Buyer deems necessary or desirable to evidence compliance with all applicable “know your customer” due diligence checks.

17.	Buyer’s Policies and Procedures Manual

Seller shall comply with Buyer’s manual of procedures and policies, including, without limitation, any Mortgage Banker Finance Group guidelines (and any updates related thereto) (collectively, the “Manual”), as such Manual may be updated from time to time by Buyer in its sole discretion, provided, however, that Buyer shall promptly provide Seller with all changes or modifications to the Manual after the Effective Date.

18.	Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice. Upon receipt of the Repurchase Price and all fees and expenses related to any Purchased Asset, Buyer is obliged to transfer Purchased Assets to Seller pursuant to Section 4 hereof and credit or pay Income to, or apply Income to the Obligations of, Seller pursuant to Section 7 hereof; provided, that in each instance an Event of Default shall not have occurred and be continuing. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

19.	Custodial Responsibilities

a.    With respect to any Purchased Mortgage Loans held by, or to be delivered to, Wells Fargo Bank, National Association as Custodian:

(1)    On the Purchase Date, or Delivery Date if different from the Purchase Date, the Seller shall deliver to the Custodian the Collateral Documents, together with a Transmittal Letter upon which the Custodian shall be entitled to rely conclusively until expressly notified to the contrary in writing by the Buyer. The Mortgage Loan Schedule, relating to all of the Purchased Mortgage Loans delivered to the Custodian on the related Purchase Date (or the related Delivery Date), shall be delivered electronically to the Custodian by Buyer on such Purchase Date or Delivery Date, as applicable, in accordance with the terms of the Manual.

(2)    From time to time Seller may request Shipment Orders from the Buyer. Once Buyer has indicated that the Custodian has received all the Collateral Documents from the Seller, Buyer shall electronically transmit any Shipment Orders to the Custodian and the Custodian shall deliver the specified Collateral Documents or reports in its possession to the Takeout Investor (or its custodian) in the manner directed in the Custodial Agreement and such Shipment Order. The Seller is responsible for determining whether all Collateral Documents are on the current forms required by the Takeout Investor, in compliance with any related Takeout Commitment, or otherwise sufficient for the Takeout Investor. Neither the Buyer nor the Custodian shall have any obligation to prepare, assemble, correct or sign any documents included in the Shipment Order.

(3)    In the event that the Custodian delivers any Collateral Documents to the Seller upon the written authorization of the Buyer and pursuant to the Seller’s delivery to the Custodian of an executed request for the release of such Collateral Documents pursuant to the terms of the Custodial Agreement, the Seller shall be solely responsible for the safe, prompt return of such Collateral Documents in the timeframe specified in the release request (or other similar document) upon making any correction deemed necessary by Buyer or the Seller.

(4)    In the event that the Custodian pays for the shipment of the package of Collateral Documents, Seller will reimburse Custodian for all actual shipment costs related to such Seller upon receipt of an invoice; provided, that in any event Buyer shall not be held responsible or liable for recovery of shipment costs incurred pursuant to this Section 19.

b.    Buyer and Seller shall each comply in all respects with their respective duties and obligations as set forth in and be entitled to their respective rights and benefits under any Custodial Agreement with a Custodian other than Wells Fargo Bank, National Association.

20.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

21.	Notices and Other Communications

Any notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered in the manner set forth in the Manual), statements, demands or other communications hereunder may be given by a party to the other by electronic mail, facsimile, messenger or otherwise to the Seller and Buyer’s addresses specified on the Addendum, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. Notice provided by electronic mail or facsimile shall be deemed to be given upon transmission provided that an electronic notice of non-transmission is not received. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

22.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

23.	Non-assignability

The Program Agreements are not assignable by any Seller or Guarantor, as applicable. Upon the written consent of Seller, Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however, that consent of Seller shall not be required with respect to any assignment to any Affiliate of Buyer or, if an Event of Default has occurred, to any party; provided, further, however, that Buyer shall maintain as agent of Seller, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall be released from its obligations hereunder and under the Program Agreements to the extent of the percentage or portion set forth in the Assignment and Acceptance. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller. Buyer may at any time, without the consent of or notice to Seller, sell participations to any Person (other than a Seller or any Affiliate of a Seller) (a “Participant”) in all or any portion of Buyer’s rights and/or obligations under the Program Agreements; provided, that (i) Buyer’s obligations under the Program Agreements shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Program Agreements. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Program Agreement, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset would be postponed. Each Participant shall be entitled to the benefits of Section 10 to the same extent as if it had acquired its interest by assignment pursuant to this Section 23, but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Seller’s prior written consent. To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 24 to the same extent as if it had acquired its interest by assignment pursuant to this Section 23.

24.	Set-off

In addition to any rights and remedies of Buyer provided by law, if an Event of Default has occurred, Buyer shall have the right, without prior notice to Seller or Guarantor, any such notice being expressly waived by Seller or Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by Seller or Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer, Buyer’s Affiliates (including, without limitation Wells Fargo & Company and its Affiliates) or any branch or agency thereof to or for the credit or the account of Seller or Guarantor under any other agreement. Buyer agrees promptly to notify Seller and Guarantor after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application. For avoidance of doubt and not as a limitation, Buyer may set-off any amounts in the Seller’s Clearing Account and the Reserve Account.

Buyer shall at any time, unless and until all Obligations under this Agreement have been paid in full, have the right to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller or Guarantor hereunder if an Event of Default has occurred.

25.	Binding Effect; Governing Law; Jurisdiction

a.    This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

b.    EACH SELLER AND GUARANTOR HEREBY WAIVE TRIAL BY JURY. SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE

JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER AND GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

c.    TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, SELLER HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS.

d.    SELLER ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 25 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE PROGRAM AGREEMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE PROGRAM AGREEMENTS.

e.    THE PROVISIONS OF THIS SECTION 25 SHALL SURVIVE TERMINATION OF THE PROGRAM AGREEMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.

26.	No Waivers, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), Section 15(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

27.	Intent

a.    THE PARTIES RECOGNIZE THAT EACH TRANSACTION IS A “REPURCHASE AGREEMENT” AS THAT TERM IS DEFINED IN SECTION 101 OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED, AND A “SECURITIES CONTRACT” AS THAT TERM IS DEFINED IN SECTION 741 OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED, AND A “MASTER NETTING AGREEMENT” AS THAT TERM IS DEFINED IN SECTION 101 OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED.

b.    IT IS UNDERSTOOD THAT ANY PARTY’S RIGHT TO LIQUIDATE PURCHASED ASSETS DELIVERED TO IT IN CONNECTION WITH TRANSACTIONS HEREUNDER OR TO EXERCISE ANY OTHER REMEDIES PURSUANT TO SECTION 15 HEREOF IS A CONTRACTUAL RIGHT TO LIQUIDATE SUCH TRANSACTION AS DESCRIBED IN SECTIONS 555, 559 AND 561 OF TITLE 11 OF THE UNITED STATES CODE.

28.	Power of Attorney

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s attorney-in-fact, solely during the occurrence and continuance of any Event of Default hereunder, to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, providing “good-bye” letters to the Mortgagor in the form set forth in the Manual, sign assignments on behalf of Seller as its attorney-in-fact, and sell a Purchased Asset “as is where is” in the name and on behalf of Seller. This power of attorney is coupled with an interest and given as security and is irrevocable without Buyer’s consent. At Buyer’s request, Seller shall immediately execute all powers of attorney in favor of Buyer in the form attached hereto as Exhibit C. In addition, Seller shall direct by board resolution attached as part of Exhibit B hereto that, pursuant to its execution and delivery of such a power of attorney, certain personnel of Buyer may take certain actions on behalf of Seller as its attorney-in-fact, with such resolution to survive until all obligations of Seller hereunder are satisfied. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.

29.	Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

30.	Indemnification; Obligations

a.    Seller agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Interest Rate Protection Agreement, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Seller also agrees to reimburse each Indemnified Party for all reasonable, out-of-pocket expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE INDEMNITY IN THE IMMEDIATELY PRECEDING SENTENCE EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.    Without limiting the provisions of paragraph (a) of this Section 30, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its discretion. Seller shall reimburse Buyer for any such costs, including, without limitation, per diem interest at the Post Default Rate Margin. This Section 30 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

31.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart delivered by email or facsimile transmission shall be effective as an original.

32.	Confidentiality

This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and its Affiliates and shall be held by Seller and Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Seller’s or Guarantor’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any potential Takeout Investor but only with respect to the following: (1) the current Repurchase Price, (2)

whether or not there are any defaults or terminations of the facility known to Seller, or (3) the Repurchase Date. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided, that Seller may not disclose the name of or identifying information with respect to Buyer or an Affiliate of Buyer or any pricing terms (including, without limitation, the Pricing Rate, and Purchase Price) or other nonpublic business or financial information (including any sublimits and Financial Covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

33.	Recording of Communications

Buyer, Seller and Guarantor consent to the tape recordings of communications between its employees and those of the other party with respect to Transactions and such tape recordings of communications may be used in any court, arbitration, or other proceedings to the extent permitted by law.

34.	Periodic Due Diligence Review

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Seller and the Mortgage Loans and Agency Securities, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, to review the servicing of the Mortgage Loans, or otherwise, and Seller agrees that upon reasonable (but no less than three (3) Business Days) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan, which such information may be used by Buyer to calculate Market Value. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Subject to the Due Diligence Cap set forth on the Addendum (absent the occurrence of a Default or Event of Default), Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 34, including, without limitation, the due diligence costs set forth on the Addendum.

35.	Authorizations

Any of the persons whose signatures and titles appear on Schedule 5 of the Addendum are authorized, acting singly, to act for Guarantor, Seller or Buyer, as the case may be, under this Agreement.

36.	Documents Mutually Drafted

The Seller and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

37.	Reserved

38.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, Seller hereby pledges to Buyer as security for performance by Seller of its obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets. Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, the Seller hereby authorizes the Buyer to file financing statements relating to the Purchased Assets, as the Buyer may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 38.

39.	Agency Security Takeout

a.    Prior to an Event of Default, from time to time, the Seller, as an approved Issuer of Ginnie Mae Securities, may agree to issue Ginnie Mae Securities backed by certain of the Purchased Mortgage Loans or, as an approved Fannie Mae Seller or Freddie Mac Seller, may agree to sell Purchased Mortgage Loans to Fannie Mae or Freddie Mac, as applicable, in exchange for Fannie Mae Securities or Freddie Mac Securities, as applicable. Buyer will agree to sell the related Purchased Mortgage Loans back to the Seller in satisfaction of the related Repurchase Price and will simultaneously purchase the related Agency Securities (the proceeds from such sale will be used to satisfy the Repurchase Price with respect to the Purchased Mortgage Loans) from the Seller in a new Transaction. The Agency Securities will be delivered to the Federal Book Account of Buyer, at which time they will be considered Purchased Agency Securities hereunder. The Seller shall arrange for the sale of the Purchased Agency Securities to a Takeout Broker Dealer, the proceeds of such sale to be credited to Buyer’s account as further provided herein to satisfy the Repurchase Price with respect to the Purchased Agency Securities.

b.    As a condition precedent to Buyer agreeing to accept such Agency Securities as Purchased Agency Securities hereunder, the Seller must comply with all of the following conditions: (i) the Seller shall at all times be (A) a Ginnie Mae Issuer in good standing with the authority to issue securities, (B) a Fannie Mae Seller in good standing with the authority to sell mortgages or (C) a Freddie Mac Seller in good standing with the authority to sell mortgages, as applicable; (ii) the Agency Custodian shall be the same entity that serves as Custodian under the Agreement for so long as the Purchased Assets are subject to the Agreement; (iii) the Agency Custodian and the Seller shall have entered into the Master Agency Custodial Agreement, which shall be in full force and effect at all times; (iv) Seller and the Agency Custodian shall comply with all applicable requirements set forth in the Guide and the Master Agency Custodial Agreement as hereafter amended, modified or superseded and (v) the related Purchased Mortgage Loans must be subject to an Agency Security Purchase Commitment with a Takeout Broker Dealer.

c.    The Seller agrees to comply with the following additional protocol with respect to the Buyer’s purchase of Purchased Agency Securities:

(1)    The Agency Security Purchase Commitment will not describe specific Purchased Mortgage Loans that will underlie the Purchased Agency Security, but instead shall solely provide for delivery of a Purchased Agency Security.

(2)    Seller shall inform Buyer of the Purchased Mortgage Loans that Seller intends to pool in a related Purchased Agency Security. Buyer shall cause the Custodian to make available to the Agency Custodian the Mortgage Files related to such Purchased Mortgage Loans to enable the Agency Custodian to complete the initial certification(s) pursuant to the Guide. Such Mortgage Files shall at all times remain in the custody of the Custodian or the Agency Custodian.

(3)    Seller shall designate on (i) the Schedule of Subscribers and Ginnie Mae Guaranty Agreement (HUD-11705) (A) the Buyer exclusively as the Subscriber/Participant, (B) the Buyer exclusively as the Name of the Individual or Organization Authorized to Take Delivery, and (C) the Buyer’s Fed Member Bank Information and no other; (ii) the Fannie Mae Delivery Schedule (Fannie Mae Form 2014) the Buyer’s Depository Institution and Telegraphic Abbreviation, ABA Number and Account Name and Account Number and no other and (iii) the Freddie Mac Delivery Authorization (Freddie Mac Form 939) (A) the Buyer exclusively as the Warehouse Lender and (B) the Buyer’s Security Wire Instructions and no other. Seller shall ensure that the Purchased Agency Securities are delivered to the Buyer’s Federal Book Account free from obligation or repayment. Seller shall cause a copy of the final completed Schedule of Subscribers and Ginnie Mae Guaranty Agreement, Freddie Mac Delivery Authorization and Fannie Mae Delivery Schedule to be delivered to the Buyer upon its request.

(4)    The Buyer shall provide an executed copy of the Release of Security Interest to the Ginnie Mae Agency Custodian, in the case of Ginnie Mae, and to Fannie Mae or Freddie Mac, as applicable, in the case of Fannie Mae or Freddie Mac, to be held in escrow with respect to any pool of Purchased Mortgage Loans prior to the issuance of the related Purchased Agency Securities. Any Purchased Mortgage Loans that are not included in the related Purchased Agency Security shall continue to be Purchased Mortgage Loans under the Agreement and the Release of Security Interest shall not apply to such Purchased Mortgage Loans.

(5)    All pool and loan packages relating to Purchased Assets are required to be submitted in electronic form using (i) the GinnieNET system, (ii) MIDANET or the Selling System (Freddie) or (iii) MORNET or Loan Delivery (Fannie), as applicable (such terms as defined in the Guide).

(6)    Simultaneously upon the transfer of the Purchased Agency Security to the Buyer, (i) the Seller shall be construed to have transferred the Repurchase Price to the Buyer for the related pooled Purchased Mortgage Loans backing such Purchased Agency Security; (ii) the Seller and Buyer shall have entered into a new Transaction with respect such Purchased Agency Security; (iii) the Buyer shall be construed to have transferred the Purchase Price for the related Purchased Agency Securities to the Seller; and (iv) the Buyer shall be deemed to automatically release the Release of Security Interest from escrow.

(7)    Buyer shall deliver the related Purchased Agency Security to the Takeout Broker Dealer, in accordance with the “delivery vs. payment” procedures of Depositary Trust Company (DTC), simultaneously upon payment for such Purchased Agency Security to the Buyer’s Federal Book Account.

40.	Physical Possession of Records and Files relating to the Purchased Assets

Buyer shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement

41.	Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the Addendum or the Manual, the documents shall control in the following order of priority: first, the terms of the Addendum shall prevail, then the terms of this Agreement shall prevail, then the terms of the other Program Agreements shall prevail, and then the terms of the Manual shall prevail.

[Signature page to follow]

IN WITNESS WHEREOF, the Seller and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO BANK, N.A., as Buyer

By:	/s/ Ken Logan
	Title:	Ken Logan
	Date:	Managing Director

CALIBER HOME LOANS, INC., as Seller

By:
Title:
Date:

[Wells-Caliber — Signature Page to Master Repurchase Agreement and Securities Contract]

IN WITNESS WHEREOF, the Seller and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO BANK, N.A., as Buyer

By:
Title:
Date:

CALIBER HOME LOANS, INC., as Seller

By:	/s/ William Dellal
	Title:	CFO
	Date:	4/28/17

[Wells-Caliber — Signature Page to Master Repurchase Agreement and Securities Contract]

ANNEX A

[See Attached]

Annex A-1

EXECUTION VERSION

ANNEX A

FINANCIAL COVENANTS

Definitions:

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. Whenever used in this Annex A or the Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt (if approved for purposes of this calculation by Buyer in its sole discretion), minus the sum of (i) all intangible assets, goodwill, patents, trade names, trademarks, copyrights, franchises, any organizational expenses, receivables from shareholders, Affiliates or employees, any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP, and any other assets that Buyer deems, at any time, in its reasonable discretion, as intangible assets or overstated assets, (ii) [***] of capitalized MSR value, (iii) restricted cash, and (iv) investments in Affiliates. For the avoidance of doubt, Buyer may deem, in its reasonable discretion, any asset as intangible or overstated at any time after the delivery of the most recent Officer’s Compliance Certificate. Buyer agrees to use reasonable efforts to notify Seller of assets deemed by Buyer to be intangible or materially overstated.

“Cash Equivalents” means (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits with Buyer or any commercial bank having capital and surplus in excess of $[***], plus such deposits in an amount up to the current FDIC-insured limit with any commercial bank having capital and surplus less than or equal to $[***] (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than [***] with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Indebtedness Limit” means $[***] or such other amount as specified in the Addendum.

“Liquidity” means the sum of (i) Unrestricted Cash, (ii) Cash Equivalents, (iii) any other assets that Buyer deems, in its reasonable discretion, as liquid, less (iv) net borrower escrow liability on any mortgage loans owned or serviced by the Seller and (v) any other such liabilities or obligations of Seller that Buyer determines, in its reasonable discretion, will result in claims against Seller’s cash within the next sixty (60) days.

“Maximum Financial Exposure” means the difference between the market value of all hedges and the sum of the market value of all closed loans plus the pipeline of unclosed loans, adjusted for pull through.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Net Operating Income” means, with respect to Seller or Guarantor, as applicable, net income from continuing operations for the applicable period then being measured, determined in accordance with GAAP, but excluding the change in fair value of mortgage servicing rights.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity, or, if applicable, value of membership or partnership interests, or similar calculations (all determined in accordance with GAAP).

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, which is a part of McGraw Hill Financial, Inc., or any successor thereto.

“Subordinated Debt” means, Indebtedness of Seller which (i) is unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date, (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Seller to Buyer hereunder, (iv) is not encumbered in any manner, (v) does not impose any duties on the Buyer and (vi) all other terms or conditions are acceptable to Buyer. Buyer must specifically approve any Subordinated Debt for purposes of inclusion in any impacted Financial Covenants.

“Test Period” means any calendar quarter, or as otherwise set forth in the Addendum, following the Effective Date.

“Total Expenses” means a Seller’s total expenses (excluding depreciation, amortization, warehouse line interest, loan officer commissions, broker commissions, tax payments made, extraordinary, non-recurring items, and non-cash adjustments, which include, but are not limited to, changes to capitalized mortgage servicing rights and changes to loan loss reserve) as set forth on the financial statements submitted for the related Reporting Period.

“Unrestricted Cash” means cash that is not controlled by or subject to any lien or other preferential arrangement in favor of any creditor.

2

Covenants:

Each Seller covenants with Buyer that, at all times during the term of this facility:

a.    Indebtedness. No Indebtedness of Seller exists in an aggregate amount in excess of the Indebtedness Limit other than (i) any Indebtedness listed on Schedule 2 of the Addendum, (ii) any Indebtedness set forth on the schedule to the most recent Officer’s Compliance Certificate, (iii) any Indebtedness otherwise disclosed to Buyer in writing within five (5) Business Days following the existence of such Indebtedness and (iv) usual and customary accounts payable for a mortgage and servicing company or any forward or other delayed delivery transaction arrangements involving mortgage backed securities with a Takeout Investor.

b.    Maintenance of Profitability. Seller shall not permit, for any two sequential Test Periods, Net Operating Income for such Test Periods to be less than $[***].

c.    Adjusted Tangible Net Worth Threshold. Seller shall maintain at all times an Adjusted Tangible Net Worth amount equal to or greater than the Adjusted Tangible Net Worth Threshold set forth on the Addendum.

d.    Indebtedness to Adjusted Tangible Net Worth Ratio. Seller shall maintain at all times a ratio of Indebtedness to Adjusted Tangible Net Worth equal to or less than the ratio set forth on the Addendum.

e.    Liquidity Threshold. Seller shall maintain at all times a Liquidity amount equal to or greater than the amount set forth on the Addendum for such term.

f.    Maximum Financial Exposure. Seller shall maintain at all times a Maximum Financial Exposure amount equal to or less than the amount set forth on the Addendum for such term.

g.    Unrestricted Cash Threshold. Seller shall maintain at all times Unrestricted Cash in an amount equal to or greater than the Unrestricted Cash Threshold set forth on the Addendum.

3

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO

PURCHASED MORTGAGE LOANS

(a)    Payments Current. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within thirty (30) days thereof, all in accordance with the terms of the related Mortgage Note.

(b)    No Outstanding Charges. All taxes and governmental assessments or other similar charges, levies or assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor, to the best of Seller’s knowledge, the Qualified Originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one (1) month the Due Date of the first installment of principal and/or interest thereunder.

(c)    Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination, which modification does not otherwise result in the breach of any representation or warranty set forth herein; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The related Mortgage and Mortgage Note contain the entire agreement of the parties with respect to the related payment terms and all of the obligations of the Seller under the Purchased Mortgage Loan.

(d)    No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect

Schedule 1-1

thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(e)    Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Guide, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than one hundred percent (100)% of the replacement cost of all improvements to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Guide. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by, to the best of Seller’s knowledge, any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(f)    Compliance with Applicable Laws. Any requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

Schedule 1-2

(g)    No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(h)    Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State and consists of a single or contiguous parcel of real property as defined in the applicable Agency Guide with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to Underwriting Guidelines, that a de minimus percentage of the Mortgage Loans may be Cooperative Mortgage Loans and that no residence or dwelling is a (i) a mobile home or manufactured housing unit (other than a Manufactured Home) not secured by real property, (ii) a log home, (iii) an earthen home, (iv) an underground home, (v) any dwelling situated on more than ten (10) acres of property and (vi) any dwelling situated on a leasehold estate. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Buyer in its discretion With respect to each Mortgage Loan that is a Manufactured Home, such unit is a “single family residence” within the meaning of Section 25(e)(1) of the Code, and has a minimum of four hundred (400) square feet of living space, a minimum width of one hundred two (102) inches and is of a kind customarily used at a fixed location. The fair market value of the Manufactured Home securing each contract was at least equal to [***] of the total price of the contract (including land) at either (i) the time the contract was originated (determined pursuant to the REMIC Provisions) or (ii) the time the contract is transferred to the purchaser.

(i)    Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing and with respect to Cooperative Mortgage Loans, including the Proprietary Lease and the Cooperative Shares. The lien of the Mortgage is subject only to:

a.    the lien of current real property taxes and assessments not yet due and payable;

b.    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

Schedule 1-3

c.    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer.

(j)    Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(k)    Full Disbursement of Proceeds. There is no further requirement for future advances under the Mortgage Loan, and any requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(l)    Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(m)    Doing Business. To the best of Seller’s knowledge, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

Schedule 1-4

(n)    Title Insurance. The Mortgage Loan is covered by either (i) an irrevocable title commitment, or an attorney’s opinion of title and abstract of title, each of which must be in form and substance acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy and, to the best of Seller’s knowledge, no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by, to the best of Seller’s knowledge, any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(o)    No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(p)    No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q)    Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no

Schedule 1-5

improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(r)    Payment Terms. Principal and/or interest payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first (1st) day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note. The Mortgage Note does not permit Negative Amortization.

(s)    Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.

(t)    Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully permitted to be occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received written notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received written notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

Schedule 1-6

(u)    No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

(v)    Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w)    Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. With respect to each MOM Mortgage Loan, the related Assignment of Mortgage to MERS has been duly and properly recorded, or has been delivered for recording to the applicable recording office.

(x)    Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y)    No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(z)    Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(aa)    Mortgaged Property Undamaged. To the best of Seller’s knowledge, the related Mortgaged Property is free of damage and waste; and there is no proceeding pending for the total or partial condemnation of such Mortgaged Property.

(bb)    Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal

Schedule 1-7

and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(cc)    Conversion to Fixed Interest Rate. Except as allowed by Fannie Mae or Freddie Mac or otherwise as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(dd)    Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ee)    Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(ff)    Appraisal. Except with respect to (i) HARP Mortgage Loans for which the applicable HARP guidelines issued by the Federal Housing Finance Agency (which also meets all applicable Fannie Mae and MBFG HARP Guidelines) do not require and appraisal, (ii) FHA Streamline Loans, (iii) VA Interest Rate Reduction Loan, (iv) USDA Streamline Loans and (v) Mortgage Loans receiving property inspection waiver through Fannie Mae’s Desktop Underwriter, the Mortgage File with respect to such Mortgage Loan contains an appraisal of the related Mortgaged Property meeting the requirements set forth by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 made and signed, prior to the approval of the application for such Mortgage Loan, by a qualified appraiser (a) who, at the time of such appraisal, met the minimum qualifications of Fannie Mae or Freddie Mac and the requirements of the Seller’s appraisal policy and (b) who satisfied (and which appraisal was conducted in accordance with) all of the applicable requirements of the Uniform Standards of Professional Appraisal Practice and all applicable federal and state laws and regulations in effect at the time of such appraisal and procedures. Such appraiser was licensed in the state where the Mortgaged Property is located, had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, and such appraiser’s compensation was not affected by the approval or disapproval of such Mortgage Loan. The appraisal shall have been made within one

Schedule 1-8

hundred eighty (180) days of the origination of the Mortgage Loan. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, Seller shall have received and included in the servicing file a recertification of the appraisal.

(gg)    Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(hh)    Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(ii)    No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(jj)    Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(kk)    No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does Seller own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ll)    Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.

(mm)    Origination Date. The origination date of a Mortgage Loan is no earlier than (i) with respect to Mortgage Loans other than Mortgage Loans originated by a Qualified Originator, [***] prior to the related Purchase Date, and (ii) with respect to Mortgage Loans originated by a Qualified Originator, [***] prior to the related Purchase Date.

(nn)    No Exception. Unless otherwise waived or approved by the Buyer in writing, the Custodian has not noted any material exceptions on a Mortgage Loan Schedule with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

Schedule 1-9

(oo)    Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(pp)    Documents Genuine. Such Purchased Mortgage Loan and all accompanying Collateral Documents are complete and authentic and all signatures thereon are genuine.

(qq)    Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable state and federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set off or counterclaim.

(rr)    Other Encumbrances. Any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Guide.

(ss)    Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule delivered to the Custodian and Buyer.

(tt)    Underwriting Guidelines. Each Purchased Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) in effect as of the date the Transaction is entered into and as previously provided to Buyer.

(uu)    Primary Mortgage Guaranty Insurance. After the funding of the Purchased Mortgage Loan and payment of any premium thereafter, each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Takeout Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Each Mortgage Loan which is represented to Buyer to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act. Each Mortgage Loan which is represented by Seller to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate or each VA guaranty certificate, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

Schedule 1-10

(vv)    Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.

(ww)    Wet-Ink Mortgage Loans. With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Authorized Funds Recipient has been instructed in writing by Seller to (a) hold the related Mortgage Loan Documents as agent and bailee for Buyer and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Closing Instruction Letter and (b) return Buyer’s payment in the event that the Mortgage Loan does not close within twenty-four (24) hours of receipt of Buyer’s funds.

(xx)    FHA Mortgage Insurance; VA Loan Guaranty. With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect or all required documentation has been successfully submitted to the appropriate insuring agency within fifteen (15) days of the date of a Transaction. There has been no notice, indication of ineligibility or rejection of the loan and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, after the funding of the Purchased Mortgage Loan and payment of any premium thereafter, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein or all required documentation has been successfully submitted to the appropriate agency within fifteen (15) days of the date of a Transaction. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an acceptable Takeout Investor approved by Buyer.

(yy)    Cooperative Mortgage Loans. With respect to each Cooperative Mortgage Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Mortgage Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the recognition agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

(zz)    Cooperative Filings. With respect to each Cooperative Mortgage Loan, each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Mortgage Loan and delivered to Seller or its designee establishes in Seller a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Seller has full right to sell and assign the same.

(aaa)    Cooperative Assignment. With respect to each Cooperative Mortgage Loan, each acceptance of assignment and assumption of lease agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby. The acceptance of assignment and

Schedule 1-11

assumption of lease agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(bbb)    LTV; CLTV. The LTV and CLTV, as applicable, of any Purchased Mortgage Loan at origination was in accordance with the applicable Guide, unless otherwise specified in the Manual, or if such percentage is not set forth in the Manual, then the percentage set forth in the Addendum.

(ccc)    No Adverse Selection. Such Mortgage Loan was not intentionally selected by the Seller in a manner intended to adversely affect the interest of the Buyer. The Seller used no selection procedures that identified such Mortgage Loan as being less desirable or valuable than other comparable mortgage loans originated by the Seller.

(ddd)    Single Original Mortgage Note. There is only one originally executed Mortgage Note; provided, however, that if there is more than one signed note, then each page of such additional note will have “Duplicate,” “Copy” or similar language clearly stamped on it.

(eee)    Acceptable Investment. The Mortgagor is not in bankruptcy or insolvent and Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become a Sub-Performing Mortgage Loan, or adversely affect the value or marketability of the Mortgage Loan.

(fff)    Environmental Matters. To the best of Seller’s knowledge, the Mortgaged Property is free from any toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation existing as a prerequisite to use and enjoyment of said property.

(ggg)    Regarding the Mortgagor. The Mortgagor is one or more natural persons or a trustee under a “living trust” and such “living trust” is in compliance with the applicable Takeout Investor guidelines for such trusts.

(hhh)    Insurance. Seller has caused or will cause to be performed any acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer.

(iii)    Simple Interest Mortgage Loans. None of the Mortgage Loans are simple interest Mortgage Loans.

(jjj)    Prepayment Fee. No Mortgage Loan has a prepayment fee feature.

Schedule 1-12

(kkk)    Flood Certification Contract. Seller shall have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and shall assign all such contracts to Buyer.

(lll)    Endorsements. Each Mortgage Note has been endorsed by a duly authorized officer of Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement.

(mmm)    Accuracy of Information. All information provided to Buyer by Seller with respect to the Mortgage Loans is accurate in all material respects.

(nnn)    Single Premium Credit Insurance. No Mortgagor is offered or required to purchase single premium credit insurance in connection with the origination of the related Mortgage Loan.

(ooo)    MIP Insurance. With respect to each Mortgage Loan to be insured by HUD or the VA, after the funding of the Purchased Mortgage Loan and payment of any premium thereafter, all insurance premiums (“MIP”) payable to HUD or the VA, as applicable, in connection with such Mortgage Loan were paid within the timeframe required by such agency to avoid the imposition of any late fees or penalty fees.

(ppp)    MIP Insurance Certificate. With respect to each Mortgage Loan to be insured by HUD or the VA, after the funding of the Purchased Mortgage Loan and payment of any premium thereafter, Seller has received the related insurance certificate from the applicable agency evidencing such insurance within sixty (60) days of the origination date of such Mortgage Loan.

(qqq)    MIP Documents. With respect to each Mortgage Loan to be insured by HUD or the VA, after the funding of the Purchased Mortgage Loan and payment of any premium thereafter, Seller has submitted all documents required by the applicable agency to insure such Mortgage Loan (regardless of whether such documents are required to be contained in the related servicing file) within sixty (60) days of the origination date of such Mortgage Loan.

(rrr)    MIP Access. With respect to each Mortgage Loan to be insured by HUD or the VA, after the funding of the Purchased Mortgage Loan and payment of any premium thereafter, Seller has provided access to Buyer to the lender number, password or any other information that may be required by the applicable agency or otherwise for Buyer to verify that the related MIP payments have been made.

(sss)    Patriot Act. The Seller has complied with all applicable anti money laundering laws and regulations, including, without limitation, the Patriot Act. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

Schedule 1-13

(ttt)    MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loans, a mortgage identification number has been assigned by MERS and such mortgage identification number is accurately provided on the Mortgage Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to each MERS Mortgage Loan, no Mortgagor has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(uuu)    MOM Mortgage Loans. With respect to each MOM Loan, the Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(vvv)    Authorized Funds Recipient. Any related settlement or closing agent has fully disbursed all proceeds received from the Buyer in accordance with the related HUD-1 form.

(www)    Qualified Mortgage. Notwithstanding anything to the contrary set forth in the Agreement, with respect to any Purchased Mortgage Loan on and after January 10, 2014 (or such later date as the relevant regulations may go into effect) (i) before the consummation of each mortgage loan, the originator made a reasonable and good faith determination that the borrower has a reasonable ability to repay the loan according to its terms, and that at a minimum, the originator underwrote the loan in accordance with 12 CFR 1026.43(c) as may be amended from time to time; and (ii) such mortgage loan is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e) as may be amended from time to time.

(xxx)    No Interest Only Loans. Notwithstanding anything to the contrary set forth in the Agreement, with respect to any Purchased Mortgage Loan on and after January 10, 2014, no Purchased Mortgage Loan is an Interest Only Loan.

(yyy)    HARP Mortgage Loans. With respect to each HARP Mortgage Loan, such Mortgage Loan (i) is not a Correspondent Loan, (ii) refinances a Mortgage Loan originated prior to June 1, 2009, (iii) was originated in accordance with all HARP guidelines and in accordance with all applicable MBFG HARP Guidelines and (iv) is subject to such mortgage insurance as may be required by the Fannie Mae automated underwriting system, Desktop Underwriter.

(zzz)    Additional Representations and Warranties. Each Purchased Mortgage Loan complies with the Additional Representations and Warranties with respect to Purchase Mortgage Loans set forth in schedule 3-B of the Addendum.

Schedule 1-14

EXHIBIT A

OFFICER’S COMPLIANCE CERTIFICATE

I,                     , do hereby certify that I am the [duly elected, qualified and authorized] [CFO/TREASURER/FINANCIAL OFFICER] of [Name] (“Seller”). This Certificate is delivered to you in connection with Section 16(b) of the Master Repurchase Agreement and Securities Contract and Addendum, dated as of April 28, 2017, each such document being among Seller, Guarantor and Wells Fargo Bank, N.A. (“Buyer”) (together, as amended from time to time, the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance with all the terms of the Agreement except as otherwise noted in a schedule attached heretoI and, without limiting the generality of the foregoing, I certify that:

Litigation, Investigations, Proceedings. Seller has promptly given to Buyer notice of all litigation, actions, suits, arbitrations, investigation in accordance with its obligations under the Agreement, including, without limitation, pursuant to Sections 13(a) and 16(a) of the Agreement.

Financial Covenants. Seller has complied with all the Financial Covenants.

Insurance. Seller has maintained, for Seller and its Subsidiaries, with responsible companies, at its own expense, the Required Insurance Policy in accordance with its obligations under the Agreement.

Financial Statements. The financial statements and schedules attached hereto fairly present in all material respects the financial condition and results of operations of Seller and Guarantor, if applicable, in accordance with GAAP, consistently applied, as of the date(s) thereof.

Documentation. Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of such Purchased Mortgage Loan.

Compliance. Seller has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects the conditions contained in the Agreement and the other Program Agreements to be observed, performed and satisfied by it. [If a covenant or other agreement or condition has not been complied with, Seller shall describe such lack of compliance and provide the date of any related waiver thereof.]

Regulatory Action. Other than as previously disclosed to Buyer in accordance with Section 16 of the Agreement, Seller has promptly provided Buyer with notice of any investigation Seller or Guarantor, commenced by any federal, state or local government agency

[1]

Buyer’s acceptance of this schedule is not, and shall not be construed as, a waiver by Buyer of any of the items identified on the schedule, including items that may be, or with the passage of time may become, an Event of Default. Buyer, in its sole and absolute discretion, will elect whether to provide any such waiver and will do so by a separate writing.

Exhibit A-1

or any material change with respect to any of the foregoing the existence of which has previously been disclosed to Buyer. Seller has not been the subject of any government investigation which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact the business of Seller, Guarantor or Parent Entity. [If Seller has not provided written notice of any investigation of Seller, Guarantor or Parent Entity or if Seller, Guarantor or Parent Entity has been the subject of any government investigation which has resulted in the suspension of a license, a cease and desist order or such other action as could adversely impact the business of Seller, Guarantor or Parent Entity, Seller shall describe the situation in reasonable detail and describe the action that Seller has taken or proposes to take in connection therewith.]

No Default. No Default or Event of Default has occurred or is continuing. [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action Seller has taken or proposes to take with respect thereto, and if such Default or Event of Default has been expressly waived by Buyer in writing, Seller shall describe the Default or Event of Default and provide the date of the related waiver.]

Indebtedness. No Indebtedness of Seller exists in an aggregate amount in excess of the Indebtedness Limit other than (i) any Indebtedness listed on Schedule 2 of the Addendum, (ii) any Indebtedness set forth on the schedule hereto, (iii) any Indebtedness otherwise disclosed to Buyer in writing within five (5) Business Days following the existence of such Indebtedness and (iv) usual and customary accounts payable for a mortgage and servicing company or any forward or other delayed delivery transaction arrangements involving mortgage backed securities with a Takeout Investor.

Hedging. An accurate and true summary of all Interest Rate Protection Agreements entered into or maintained by Seller during the most recent calendar month end and all preceding months has been provided to Buyer (unless Buyer gives notice to Seller that such summary is not required); and any documentation related to such Interest Rate Protection Agreements as required by the Manual and such other documents requested by Buyer has been provided to Buyer.

Distributions. Seller has not made any distributions prohibited by the Agreement.

Notifications. Seller has complied with the notification requirements of the Agreement.

Other Notices. Seller has notified Buyer of any other event, circumstance or condition that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to Seller or Servicer, including, without limitation, any claims of predatory lending or any early payment default, buy-back, repurchase or similar requests pursuant to the Agreement.

Exhibit A-2

IN WITNESS WHEREOF, I have set my hand this      day of         ,        .

By:
Name:
Title:

Exhibit A-3

EXHIBIT B

CERTIFICATE OF AN OFFICER OF THE SELLER

The undersigned, Secretary of Caliber Home Loans, Inc., a Delaware corporation (the “Seller”), hereby certifies as follows:

1.    Attached here as Exhibit A is a copy of the Certificate of Incorporation of the Seller, as certified by the Secretary of State of the State of Delaware.

2.    Neither any amendment to the Certificate of Incorporation of the Seller nor any other charter document with respect to the Seller has been filed, recorded or executed since the date of such Certificate of Incorporation, and no authorization for the filing, recording or execution of any such amendment or other charter document is outstanding.

3.    Attached hereto as Exhibit B is a true, correct and complete copy of the Bylaws of the Seller as in effect as of the date hereof and at all times since the date of such Bylaws.

4.    Attached hereto as Exhibit C is a true, correct and complete copy of resolutions adopted by the Board of Directors of the Seller by unanimous written consent on April 28, 2017 (the “Resolutions”). The Resolutions have not been further amended, modified or rescinded and are in full force and effect in the form adopted, and they are the only resolutions adopted by the [Board of Directors]/[Board of Managers]/[General Partner] of the Seller relating to the execution and delivery of, and performance of the transactions contemplated by the Master Repurchase Agreement and Securities Contract and Addendum (the “Repurchase Agreement”), each dated as of April 28, 2017 and between the Seller and Wells Fargo Bank, N.A. (the “Buyer”).

5.    Attached here as Exhibit D is a copy of a Certificate of Good Standing of Seller, as certified by the Secretary of State of the State of Delaware.

6.    The Repurchase Agreement is substantially in the form approved by the Resolutions or pursuant to authority duly granted by the Resolutions.

7.    The undersigned, as officers of the Seller or as attorney-in-fact, are authorized to and have signed manually the Repurchase Agreement or any other document delivered in connection with the transactions contemplated thereby, were duly elected or appointed, were qualified and acting as such officer or attorney-in-fact at the respective times of the signing and delivery thereof, and were duly authorized to sign such document on behalf of the Seller and the signature of each such person appearing on any such documents is the genuine signature of each such person.

Exhibit B-1

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the      day of             , 2017.

Caliber Home Loans, Inc., as Seller

By:
Name:
Title:[Secretary]

Exhibit B-2

EXHIBIT B

CERTIFICATE OF AN OFFICER OF THE SELLER (CONTINUED)

Exhibit C to Officer’s Certificate of the Seller

WRITTEN CONSENT IN LIEU OF A MEETING

OF THE BOARD OF [DIRECTORS][MANAGERS] OF [SELLER]

The undersigned, being all of the members of the [Board of Directors]/[Board of Managers]/[General Partner] of [Seller], a [State] [corporation]/[limited liability company]/[limited partnership] (the “Seller”), do hereby consent to the adoption of the following resolutions taking or authorizing the actions specified therein:

WHEREAS, it is in the best interests of the Seller to transfer from time to time to Wells Fargo Bank, N.A. (the “Buyer”) certain mortgage loans in exchange for the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer to Seller such mortgage loans at a date certain or on demand, in exchange for the transfer of funds by Seller pursuant to the terms of the Repurchase Agreement (as defined below).

NOW, THEREFORE, be it

RESOLVED, that the execution, delivery and performance by the Seller of the Master Repurchase Agreement and Securities Contract and Addendum (the “Repurchase Agreement”) to be entered into by the Seller, [Guarantor] and Buyer, substantially in the form of the drafts each dated April 28, 2017, and attached hereto as Exhibit A, are hereby authorized and approved and that the [Chairman, Chief Executive Officer, the Secretary or the Treasurer] (collectively, the “Authorized Officers”) of the Seller be and each of them hereby is authorized and directed to execute and deliver the Repurchase Agreement to the Buyer with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

RESOLVED, that the execution, delivery and performance by the Seller of the Electronic Tracking Agreement (the “Tracking Agreement”) to be entered into by the Seller, the Buyer, [[Servicer] (the “Servicer”)], Mortgage Electronic Registration Systems, Inc. and MERSCORP Holdings, Inc. substantially in the form of the draft dated April 28, 2017, attached hereto as Exhibit B, are hereby authorized and approved and that the Authorized Officers of the Seller be and each of them hereby is authorized and directed to execute and deliver the Tracking Agreement to the Buyer, [the Servicer,] Mortgage Electronic Registration Systems, Inc. and MERSCORP Holdings, Inc. with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

RESOLVED, that the execution and delivery by the Seller of one or more copies of a Power of Attorney (“Power of Attorney”) authorizing certain personnel of Buyer and its affiliates to take certain actions, as set forth substantially in the form attached to the Repurchase Agreement and irrevocable except with the consent of Buyer, are hereby authorized and approved and that the Authorized Officers of the Seller be and each of them hereby is authorized and directed to execute and deliver the Power of Attorney to the Buyer immediately upon any

Exhibit B-3

request of Buyer for so long as any obligations of the Seller under the Repurchase Agreement remain unsatisfied, with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval, and the termination of this resolution requiring the consent of the Buyer;

RESOLVED, that the Authorized Officers hereby are, and each hereby is, authorized to execute and deliver all such aforementioned agreements on behalf of the Seller and to do or cause to be done, in the name and on behalf of the Seller, any and all such acts and things, and to execute, deliver and file in the name and on behalf of the Seller, any and all such agreements, applications, certificates, instructions, receipts and other documents and instruments, as such Authorized Officer may deem necessary, advisable or appropriate in order to carry out the purposes of the foregoing resolutions;

RESOLVED, that all actions taken by any of the Authorized Officers before the date of this consent for the purpose of effecting any of the actions authorized by this consent be, and they hereby are, approved and ratified in all respects;

RESOLVED, that the proper officers, agents and counsel of the Seller are, and each of such officers, agents and counsel is, hereby authorized for and in the name and on behalf of the Seller to take all such further actions and to execute and deliver all such other agreements, instruments and documents, and to make all governmental filings, in the name and on behalf of the Seller and such officers are authorized to pay such fees, taxes and expenses, as advisable in order to fully carry out the intent and accomplish the purposes of the resolutions heretofore adopted hereby.

Dated as of:          , 2017

Name	Title	Signature

Exhibit B-4

EXHIBIT C

FORM OF POWER OF ATTORNEY

Wells Fargo Bank, N.A.

c/o Wells Fargo Securities Mortgage Banker Finance Group

1100 Abernathy Road

Building 500, Suite 1120

Atlanta, GA 30328

Phone: 470-307-3545

Fax: 470-307-3603

Attention: Ken Logan

Re:

Master Repurchase Agreement and Securities Contract and Addendum, each dated as of April 28, 2017 (as amended from time to time, the “Agreement”) and among Caliber Home Loans, Inc. (the “Seller”) and Wells Fargo Bank, N.A. (the “Buyer”)

Ladies and Gentlemen:

KNOW ALL MEN BY THESE PRESENTS, that Seller hereby irrevocably constitutes and appoints the Buyer and any officer or director of the Buyer or Wells Fargo Securities, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority, in the place and stead of Seller and in the name of Seller or in its own name, from time to time in the Buyer’s discretion, to: (1) execute, witness, attest and deliver, on behalf of the Seller, (a) all mortgage documents reasonably necessary or appropriate to properly effect the transfer of the Purchased Mortgage Loans from the Seller to Buyer, (b) all release or satisfaction documents reasonably necessary or appropriate to properly effect the release or satisfaction of mortgages, deeds of trust or other similar security instruments with respect to the Purchased Mortgage Loans, and (c) all documents reasonably necessary to correct or otherwise remedy any errors or deficiencies contained in any documents contemplated by part (a) above; (2) take any action to carry out the transfer of servicing with respect to the Purchased Mortgage Loans from Seller to a successor servicer appointed by the Buyer in its discretion, in the name of Seller or its own name, or otherwise, and prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Purchased Mortgage Loans, transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by the Buyer in its discretion, and (3) preserve any rights of the Buyer under the Agreement and any other agreement related to the transactions contemplated thereby, and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such reservation of rights.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

Exhibit C-1

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this day of [            ], 20[    ].

CALIBER HOME LOANS, INC.

By:
Name:
Title:

STATE OF[	]	)
		)	ss.:
COUNTY OF [	]	)

On the                      day of [            ] 20[    ] before me, a Notary Public in and for said State, personally appeared                     , known to me to be [                    ]                      of [                    ], the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Exhibit C-2

EXHIBIT D

FORM OF GUARANTY

[TO BE ATTACHED]

Exhibit D-1

EXHIBIT E

CERTIFICATE OF INCUMBENCY OF OFFICERS AND OF

AUTHORIZED PERSONS OF SELLER

I,                    , Secretary of [Seller], a [State] [corporation]/[limited liability company]/[limited partnership] (hereinafter called the “Company”), do hereby certify that the below-named individuals have been duly elected and qualified as, and are this day, officers of the Company holding the respective offices set forth opposite their names and the signatures below set opposite their names are their genuine signatures:

Name	Title	Signature

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

I DO FURTHER CERTIFY that as [                    ] of the Company, I am hereby authorized and from time to time directed to execute a certificate of incumbency and obtain specimen signatures of persons holding the offices referred to in the Corporate Resolutions, and of the officers or persons named in the Corporate Resolutions, and to file such certified copy, and such certificate or certificates, and specimen signatures.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this     day of.         , 20[    ].

Secretary

Exhibit E-1

EXHIBIT F

WELLS FARGO BANK, N.A.

c/o Wells Fargo Securities, LLC - Mortgage Banker Finance Group

1100 Abernathy Road, Building 500, Suite 1120

Atlanta, Georgia 30328

[Date]

[[Subs][S]ervicer], as [Subs][S]ervicer

[street address]

[City, State ZIP]

Attention: [insert appropriate contact]

Master Repurchase Agreement and Securities Contract and related Addendum, each dated as of April 28, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Repurchase Agreement”), among [Seller] (the “Seller”), Wells Fargo Bank, N.A. (the “Buyer”) and any guarantor thereto.

Ladies and Gentlemen:

[[Subs][S]ervicer] (the “[Subs][S]ervicer”) [sub]services certain mortgage loans for Seller pursuant to a [[Subs][S]ervicing Agreement] between [Subs][S]ervicer and Seller dated as of [Date] (the “[Subs][S]ervicing Agreement”). Pursuant to the Repurchase Agreement, the [Subs][S]ervicer is hereby notified that Seller has sold and will continue to sell to Buyer certain mortgage loans on a servicing-released basis (including, without limitation, the servicing rights) which are [sub]serviced by [Subs][S]ervicer. In recognition thereof, Seller, Buyer and [Subs][S]ervicer hereby agree as follows:

A.    Upon receipt by [Subs][S]ervicer of a written notice that Buyer has declared an Event of Default pursuant to, and as defined in, its Repurchase Agreement with Seller (the “Notice”) wherein Buyer shall identify the mortgage loans which were sold to Buyer under the Repurchase Agreement (the “Affected Loans”), [Subs][S]ervicer and Buyer, as applicable, acknowledge and agree to the following modifications to the [Subs][S]ervicing Agreement:

1.    [Subs][S]ervicer shall continue to [sub]service the Affected Loans in accordance with the [Subs][S]ervicing Agreement until such time as Buyer delivers written notice of its desire to terminate [Subs][S]ervicer’s services as set forth below in Clause A.6. While [Subs][S]ervicer continues to [sub]service the Affected Loans pursuant to the [Subs][S]ervicing Agreement, it shall segregate all amounts collected on account of such Affected Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions;

2.    [Subs][S]ervicer shall comply with the requests of Buyer with respect to the Affected Loans, and shall deliver to Buyer any information provided by

Exhibit F-1

[Subs][S]ervicer to Seller under the [Subs][S]ervicing Agreement as well as any other or further information, to the extent that providing such information would not violate any confidentiality agreement, privacy law or otherwise, with respect to the Affected Loans reasonably requested by Buyer. To the extent that Buyer either:

a.    requests any information which is not already provided by [Subs][S]ervicer to Seller under the [Subs][S]ervicing Agreement the preparation and delivery of which causes [Subs][S]ervicer to incur additional costs or expenses, or

b.    makes a request of [Subs][S]ervicer with respect to the Affected Loans that is outside the scope of the [Subs][S]ervicing Agreement and which causes [Subs][S]ervicer to incur additional costs or expenses,

[Subs][S]ervicer shall prepare a statement of work related thereto, including price quotations for such additional costs and expenses, and obtain Buyer’s written approval of such statement of work before proceeding with such additional work;

3.    Buyer shall reimburse [Subs][S]ervicer for all costs and expenses incurred by the [Subs][S]ervicer to [sub]service the Affected Loans after receipt of the Notice. Such costs and expenses shall be charged in accordance with, and as set forth in, the [Subs][S]ervicing Agreement at the time the Notice is provided to the [Subs][S]ervicer. It shall be Seller’s responsibility to satisfactorily inform Buyer of the terms and conditions of the [Subs][S]ervicing Agreement, inclusive of the costs, fees and expense provisions thereunder;

4.    Prior to the date on which Buyer delivers the Notice to [Subs][S]ervicer, Seller agrees to provide Buyer with notice of any amendments, modifications or waivers to the [Subs][S]ervicing Agreement, including proposed changes to the schedule of costs and expenses thereunder;

5.    On and after the date on which Buyer delivers the Notice to [Subs][S]ervicer, no amendment to the [Subs][S]ervicing Agreement affecting the Affected Loans, including amendments to provisions pertaining to costs, fees and expenses, shall be effective as to the Affected Loans unless and until Buyer provides its prior written consent thereto;

6.    [Subs][S]ervicer acknowledges that Buyer shall not have to comply with the notice requirements set forth in the [Subs][S]ervicing Agreement with respect to the transfer of the servicing of any Affected Loans. Instead, [Subs][S]ervicer agrees to cooperate with any servicing transfer requests received from Buyer as soon as commercially practicable, not to exceed sixty (60) calendar days following receipt of written notice from Buyer stating that it wishes to transfer the servicing of the Affected Loans to a substitute [sub]servicer and identifying such [sub]servicer. [Subs][S]ervicer will comply with any reasonable [sub]servicing transfer instructions provided by Buyer to [Subs][S]ervicer at Buyer’s sole cost and expense. [Subs][S]ervicer further agrees that, except as permitted in Clause A.9. below, it will not invoke any voluntary

Exhibit F-2

termination provisions pursuant to the [Subs][S]ervicing Agreement the effect of which would allow [Subs][S]ervicer to terminate the [Subs][S]ervicing Agreement with respect to the Affected Loans on or before the sixtieth (60th) day following the date of the Notice;

7.    [Subs][S]ervicer acknowledges and agrees that Buyer has no obligations for any actions or omissions (including, without limitation, any related costs, expenses and indemnity obligations related to such acts or omissions) with respect to the [sub]servicing of the Affected Loans prior to [Subs][S]ervicer’s receipt of the Notice. [Subs][S]ervicer further agrees that Buyer has no obligations for any termination fees, penalties or similar fees or charges in connection with the transfer of the [sub]servicing of the Affected Loans except those fees and charges incurred by [Subs][S]ervicer as a result of any transfer of servicing requested by Buyer in accordance with Clause A.6 above, but only to the extent of the fees and charges applicable to servicing transfers under the [Subs][S]ervicing Agreement, as contemplated in Clause A.3. above;

8.    [Subs][S]ervicer agrees it will not exercise any rights of set-off under the [Subs][S]ervicing Agreement for amounts due to it for Affected Loans arising prior to its receipt of the Notice against amounts received on Affected Loans after receipt of the Notice. Seller agrees it will remain responsible and liable for all amounts due and unpaid on Affected Loans arising prior to [Subs][S]ervicer’s receipt of the Notice;

9.    In the event that Buyer elects, in its sole discretion, to assign its rights under the [Subs][S]ervicing Agreement in connection with Buyer’s exercise of remedies and not to transfer the [sub]servicing of the Affected Loans to a successor [sub]servicer, Buyer agrees that, notwithstanding the provisions of Clause A.6., [Subs][S]ervicer shall have the right to voluntarily terminate the [Subs][S]ervicing Agreement in accordance with its terms; and

10.    [Subs][S]ervicer acknowledges that Seller has provided Buyer with a power of attorney. [Subs][S]ervicer agrees to accept and not contest that power of attorney with respect to any actions Buyer may take for, and in the stead of, Seller with respect to any Affected Loans. The power of attorney referenced in this Clause A.10. shall only provide Buyer with the power to act for, and in the stead of, Seller under certain circumstances as provided in Schedule I, which is a copy of the form of Power of Attorney that Seller has executed in favor of Buyer. The parties hereto acknowledge and agree that this provision does not, and shall not be interpreted to, require [Subs][S]ervicer to act on behalf of, or take any action at the direction of, Buyer or Seller in reliance thereon.

B.    [Subs][S]ervicer acknowledges and agrees that Buyer owns the Affected Loans and the servicing rights to the Affected Loans, as herein set forth. [Subs][S]ervicer acknowledges and agrees that it has no servicing rights, subservicing rights, or any other rights in or to the Affected Loans except for the rights granted to it under the [Subs][S]ervicing Agreement, as modified or added to by this letter agreement.

Exhibit F-3

C.    Notwithstanding any contrary information which may be delivered to [Subs][S]ervicer by Seller, [Subs][S]ervicer may conclusively rely on any information pertaining to the Repurchase Agreement or the Notice delivered to it by Buyer. Seller shall fully indemnify and hold [Subs][S]ervicer harmless for any and all claims asserted against it for any actions taken in good faith by [Subs][S]ervicer in connection with the delivery of such information or Notice. Buyer and Seller agree that [Subs][S]ervicer shall not be included as a party to any legal proceeding or action regarding whether the Notice given to [Subs][S]ervicer by Buyer was appropriate and/or valid under the terms of the Repurchase Agreement.

D.    THIS LETTER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LETTER AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS LETTER AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS LETTER AGREEMENT AND THE [SUB]SERVICING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE SPECIFIED IN THE [SUB]SERVICING AGREEMENT, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.

THE PARTIES HERETO AGREE THAT IF NO STATE’S LAW IS SPECIFIED AS THE CONTROLLING LAW FOR THE [SUB]SERVICING AGREEMENT, THEN THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK SHALL APPLY TO THIS LETTER AGREEMENT AND THE [SUB]SERVICING AGREEMENT AND, IN SUCH CASE, THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS LETTER AGREEMENT AND THE [SUB]SERVICING AGREEMENT.

E.    If any provision of this letter agreement is held illegal or unenforceable in a judicial proceeding under any jurisdiction, such provision shall be deemed severed and shall be inoperative for purposes of that jurisdiction only. Provided that the fundamental terms and conditions of this letter agreement remain legal and enforceable, the remainder of this letter agreement shall remain operative, in full force and effect, and binding upon the parties in any and all other jurisdictions.

F.    This letter agreement cannot be modified except by a duly executed writing that has been signed by authorized representatives of each party hereto.

G.    The indemnifications, representations and warranties set forth herein shall survive the expiration or termination of this letter agreement. This letter agreement shall inure to the benefit of, and be binding upon, Seller, Buyer, [Subs][S]ervicer, and the successors and assigns of each.

H.    This letter agreement may be executed in counterparts, each of which shall be deemed an original that, when taken together, shall constitute a single instrument. Signatures transmitted by facsimile or other electronic means shall be deemed to be the equivalent of an original signature. A copy of this executed letter agreement shall have the same force and effect as the original.

Please acknowledge receipt of this letter agreement by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to

Exhibit F-4

Buyer should be delivered to the following addresses: Wells Fargo Bank, N.A., c/o Wells Fargo Securities – Mortgage Banker Finance Group, 1100 Abernathy Road, Building 500, Suite 1120, Atlanta, Georgia 30328, Attention: Ken Logan, with a copy to Buyer’s counsel at Wells Fargo Bank, N.A., 150 East 42nd Street, 24th Floor, New York, New York 10152, Attention: Mary Curtis Delecroix or to any other place specified in a notice of change of address hereafter received by [Subs][S]ervicer and/or Seller.

[signatures appear on the following page]

Exhibit F-5

Very truly yours,

BUYER:

WELLS FARGO BANK, N.A.

By:
	Name:	Kenneth D. Logan
	Title:	Managing Director

ACKNOWLEDGED:

[SUB]SERVICER:

[[SUB]SERVICER]

By:
Name:
Title:

SELLER:

[SELLER]

By:
Name:
Title:

Exhibit F-6

SCHEDULE I

FORM OF POWER OF ATTORNEY

Wells Fargo Bank, N.A.

c/o Wells Fargo Securities

Mortgage Banker Finance Group

1100 Abernathy Road

Building 500, Suite 1120

Atlanta, Georgia 30328

Phone: 470-307-3545

Fax: 470-307-3603

Re:

Master Repurchase Agreement and Securities Contract and Addendum, each dated as of April 28, 2017 (as amended from time to time, the “Agreement”) and between Caliber Home Loans, Inc. (the “Seller”) and Wells Fargo Bank, N.A. (the “Buyer”)

Ladies and Gentlemen:

KNOW ALL MEN BY THESE PRESENTS, that Seller hereby irrevocably constitutes and appoints the Buyer and any officer or director of the Buyer or Wells Fargo Securities Mortgage Banker Finance Group, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority, in the place and stead of Seller and in the name of Seller or in its own name, from time to time in the Buyer’s discretion, solely in connection with the Agreement, to: (1) execute, witness, attest and deliver, on behalf of the Seller, (a) all mortgage documents reasonably necessary or appropriate to properly effect the transfer of the Purchased Mortgage Loans from the Seller to Buyer, (b) all release or satisfaction documents reasonably necessary or appropriate to properly effect the release or satisfaction of mortgages, deeds of trust or other similar security instruments with respect to the Purchased Mortgage Loans, and (c) all documents reasonably necessary to correct or otherwise remedy any errors or deficiencies contained in any documents contemplated by part (a) above; (2) take any action to carry out the transfer of servicing with respect to the Purchased Mortgage Loans from Seller to a successor servicer appointed by the Buyer in its sole discretion, in the name of Seller or its own name, or otherwise, and prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Purchased Mortgage Loans, transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by the Buyer in its sole discretion, and (3) preserve any rights of the Buyer under the Agreement and any other agreement related to the transactions contemplated thereby, and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such reservation of rights.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Exhibit F-7

Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

Exhibit F-8

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this      day of             , 20    .

[SELLER]

By:
Name:
Title:

STATE OF )
)	ss.:
COUNTY OF )

On the      day of             , 20     before me, a Notary Public in and for said State, personally appeared                     , known to me to be the                      of [Seller], the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said [corporation] [limited liability company], and acknowledged to me that such [corporation] [limited liability company] executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires:

Exhibit F-9